UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Cray Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

Dear Cray Inc. Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders, which will be held in the Fifth Avenue Conference Room at our principal executive offices located at 901 Fifth Avenue, Seattle, Washington 98164 on Wednesday, June 10, 2015, at 3:00 p.m. Pacific Time for the following purposes:

1.    To vote on the election of eight directors, each to serve a one-year term;

2.    To ratify the appointment of Peterson Sullivan LLP as our independent registered public accounting firm for the year ending December 31, 2015; and

3.    To vote, on an advisory or non-binding basis, to approve the compensation of our Named Executive Officers.

The shareholders will also act on any other business that may properly come before the Annual Meeting, including any adjournments or postponements of the Annual Meeting.

Any action on the items of business described above may be considered at the Annual Meeting at the scheduled time and date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed. Your Board of Directors recommends a vote FOR the election of the nominees for director; FOR the ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2015; and FOR the approval of the compensation of our Named Executive Officers.

Only shareholders of record on April 10, 2015, the record date for the Annual Meeting, are entitled to vote on these matters.

At the Annual Meeting, we will review our performance during the past year. You will have an opportunity to ask questions about Cray Inc. and our operations.

As we have done in prior years, we are furnishing proxy materials via the Internet. The approximate date of availability for the Proxy Statement and accompanying proxy materials is April 23, 2015. Please read the Proxy Statement for more information on this alternative for distributing our proxy materials, which allows us to provide you and our other shareholders with needed information, while lowering the costs of delivering the Proxy Statement and related materials and reducing the environmental impact of the Annual Meeting.

Your vote is important regardless of the number of shares you own or whether you plan to attend the Annual Meeting in person. You may vote through several different ways, and instructions on the various voting methods are contained in the accompanying Proxy Statement. Even if you plan to attend the Annual Meeting, we urge you to vote at your earliest convenience. Any shareholder attending the Annual Meeting may vote in person even if he or she has voted previously.

Details of the business to be conducted at the Annual Meeting are more fully described in the accompanying Proxy Statement.

We look forward to seeing you. Thank you for your ongoing support of and interest in Cray.

Sincerely,

Peter J. Ungaro

President and Chief Executive Officer

Seattle, Washington

April 23, 2015

PROXY STATEMENT

Page

Information About the Annual Meeting and Voting	1

Our Common Stock Ownership	7

Section 16(a) Beneficial Ownership Reporting Compliance	10

The Board of Directors	11

Corporate Governance Principles	11

Independence	11

Meetings and Attendance	12

The Committees of the Board	12

Board Leadership Structure	14

Board’s Role in Risk Oversight	14

Risk Considerations in Our Compensation Program	15

Director Attendance at Annual Meetings	15

Shareholder Communications, Director Candidate Recommendations and Nominations and Other Shareholder Proposals	15

Compensation of Directors	17

Director Compensation for 2014	19

Executive Officers	21

Compensation of the Executive Officers	24

Compensation Discussion and Analysis	24

Compensation Committee Report	39

Compensation Tables	40

Compensation Committee Interlocks and Insider Participation	53

Transactions with Related Persons	54

Report of the Audit Committee of the Board of Directors	55

Discussion of Proposals Recommended by the Board	57

Proposal 1: To Elect Eight Directors for One-Year Terms	57

Proposal 2: To Ratify the Appointment of Peterson Sullivan LLP as Our Independent Registered Public Accounting Firm for the Year Ending December 31, 2015	60

Proposal 3: Advisory Vote on the Compensation of Our Named Executive Officers	61

Other Business — Discretionary Authority	63

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote at your earliest convenience. You may vote via the Internet or by telephone or, if this Proxy Statement was mailed to you, sign, date and return the enclosed proxy card.

If you wish to return the proxy card by mail, an addressed envelope, for which no postage is required if mailed in the United States, is enclosed for that purpose. Voting via the Internet or by telephone or by sending in your proxy card will not prevent you from voting your shares at the Annual Meeting, if you desire to do so, as you may revoke your earlier vote.

Important Notice Regarding the Availability of Proxy Materials for Cray’s

Annual Meeting of Shareholders on June 10, 2015

The Cray Inc. Notice and Proxy Statement for the 2015 Annual Meeting of Shareholders

and the 2014 Annual Report to Shareholders are available online at https://materials.proxyvote.com/225223 and http://investors.cray.com

CRAY INC.

901 Fifth Avenue, Suite 1000

Seattle, WA 98164

PROXY STATEMENT FOR ANNUAL

MEETING OF SHAREHOLDERS

to be Held at:

901 Fifth Avenue, Fifth Avenue Conference Room

Seattle, WA 98164

June 10, 2015

3:00 p.m. Pacific Time

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I receiving these materials?

A:	The Board of Directors of Cray Inc. (“Cray”) has made these materials available to you via the Internet, or has delivered printed versions of these materials to you by mail on or about April 23, 2015, in connection with its solicitation of proxies for use at our 2015 Annual Meeting of Shareholders, which will take place on Thursday, June 10, 2015, at 3:00 p.m. Pacific Time, in the Fifth Avenue Conference Room at our corporate headquarters located at 901 Fifth Avenue, Seattle, Washington. For a map and/or directions to our corporate headquarters, see our website, www.cray.com, under “Company Information — Contact.” The contents of our website are not incorporated by reference into this Proxy Statement or our other SEC reports and filings.

Q:	What is included in these materials?

A:	These materials include:

•	Our Notice of the 2015 Annual Meeting and our Proxy Statement, which summarize the information regarding the matters to be voted on at the Annual Meeting;

•	Our 2014 Annual Report to Shareholders, which includes our Annual Report on Form 10-K and audited consolidated financial statements for the year ended December 31, 2014; and

•	The proxy card, if you requested printed versions of these materials by mail, or an electronic voting form, if you are viewing these materials via the Internet.

Q:	What items will be voted on at the 2015 Annual Meeting?

A:	There are three known items that will come before the shareholders at the 2015 Annual Meeting:

•	The election of eight directors to the Board, each to serve a one-year term;

•	The ratification of the appointment of Peterson Sullivan LLP as our independent registered public accounting firm for the year ending December 31, 2015; and

•	The advisory vote on the compensation of our Named Executive Officers.

It is possible that other business may come before the Annual Meeting, although we currently are not aware of any such matters.

Q:	What are the voting recommendations of our Board?

A:	Our Board recommends that you vote your shares “FOR” each of the named nominees to the Board; “FOR” the ratification of the appointment of Peterson Sullivan LLP as our independent registered public accounting firm for the year ending December 31, 2015; and “FOR” the approval of the compensation of our Named Executive Officers. In this Proxy Statement, the terms “the Board of Directors,” “the Board,” or “our Board” refer to the Board of Directors of Cray.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:	As permitted by the U.S. Securities and Exchange Commission (the “SEC”), we are making this Proxy Statement and the Annual Report available via the Internet. On or about April 23, 2015, we mailed a Notice of Internet Availability of Proxy Materials, sometimes referred to as the “Notice,” to our shareholders of record and certain beneficial owners. We also then posted this Proxy Statement and the Annual Report on the Internet at https://materials.proxyvote.com/225223 and http://investors.cray.com. The Notice contains instructions on how to access this Proxy Statement and the Annual Report and to vote online.

Q:	Why did I receive a full set of proxy materials rather than the Notice?

A:	We are providing shareholders who have previously requested to receive paper copies of the proxy materials and our shareholders who are participants in the Cray 401(k) Savings Plan (the “Cray 401(k) Plan”) paper copies of the proxy materials instead of the Notice.

Q:	Who may vote at the Annual Meeting?

A:	If you owned shares of our common stock at the close of business on April 10, 2015, the record date for the Annual Meeting, you are entitled to vote those shares. On the record date, there were 40,895,412 shares of our common stock outstanding, our only class of stock having general voting rights. You have one vote for each share of common stock owned by you on the record date.

Q:	What is the difference between holding shares as a shareholder of record or as a beneficial owner of shares held in street name?

A:	Shareholder of Record. If you have shares registered directly in your name with our stock transfer agent, Computershare Inc. (“Computershare”), then you are considered the shareholder of record with respect to those shares and we sent the Notice or proxy materials directly to you.

Beneficial Owner of Shares Held in Street Name.    If you have shares held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice was forwarded to you by that organization. The organization holding the shares in your account is considered the shareholder of record with respect to those shares for the purpose of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares it holds in your account.

Q:	How can I vote?

A:	You may vote via the Internet, by telephone, by returning an enclosed proxy card if one was sent to you, or by voting in person at the Annual Meeting.

Q:	How do I vote via the Internet or by telephone?

A:	If You Are a Shareholder of Record:

If your shares are registered directly in your name, you may vote via the Internet or by telephone through services offered by Broadridge Financial Solutions, Inc. (“Broadridge”). If you received the Notice, then go to the website referred to on the Notice. If you received a full set of proxy materials in the mail, then go to the website or call the telephone number referred to on the proxy card. Please have the Notice or proxy card in hand when going online or calling, and follow the instructions on the form you are using.

You may vote via the Internet or by telephone 24 hours a day, 7 days a week until 11:59 p.m. Eastern Time/ 8:59 p.m. Pacific Time, on Tuesday, June 9, 2015, the day before the Annual Meeting.

If you requested printed copies of the proxy materials, you may also vote by completing and signing the enclosed proxy card and mailing it to us in the enclosed self-addressed envelope (postage-free in the United States). We need to receive the signed proxy card by the time of the Annual Meeting.

If You Are a Beneficial Owner of Shares Registered in the Name of a Brokerage Firm, Bank or Other Organization:

A number of brokerage firms, banks, broker-dealers or other similar organizations participate in a program for shares held in “street name” that offers Internet and telephone voting options. This program is different from the program for shares registered directly in the name of the shareholder. If your shares are held in an account at an organization participating in this program, then you may vote those shares by using the website or calling the telephone number referenced on the instructions provided by that organization. Similarly, if you received printed copies of the proxy materials through your broker, bank or other nominee organization, then you may vote by completing and signing the voting form and mailing it to that organization in the self- addressed envelope it provided.

Q:	May I change my vote or revoke my proxy?

A:	Yes. If you change your mind after you have voted by Internet or by telephone or sent in your proxy card and wish to revote, you may do so by following these procedures:

•	Vote again via the Internet or by telephone;

•	Send in another signed proxy card with a later date;

•	Send a letter revoking your vote or proxy to our Corporate Secretary at our offices in Seattle, Washington; or

•	Attend the Annual Meeting and vote in person.

We will tabulate the latest valid vote or instruction that we receive from you.

Q:	How do I vote if I hold shares in my Cray 401(k) Plan account?

A:	Shares of Cray common stock held in the Cray 401(k) Plan are registered in the name of the Trustee of the Cray 401(k) Plan, Fidelity Management Trust Company. Under the Cray 401(k) Plan, participants may instruct the Trustee how to vote the shares of Cray common stock allocated to their accounts.

The shares allocated under the Cray 401(k) Plan can be voted by submitting voting instructions via the Internet, by telephone or by mailing your proxy card. Voting of shares held in the Cray 401(k) Plan must be completed by 11:59 p.m. Eastern Time/8:59 p.m. Pacific Time on Friday, June 5, 2015. These shares cannot be voted at the Annual Meeting and prior voting instructions cannot be revoked at the Annual Meeting. Otherwise, participants can vote these shares in the same manner as described above for shares held directly in the name of the shareholder.

The Trustee will cast votes for shares in the Cray 401(k) Plan according to each participant’s instructions. If the Trustee does not receive instructions from a participant in time for the Annual Meeting, the Trustee will vote the participant’s allocated shares in the same manner and proportion as the shares with respect to which voting instructions were received.

Q:	How do I vote in person?

A:	If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. If your shares are held in the “street name” of your brokerage firm, bank or other organization, you must obtain a “legal proxy” from the organization that holds your shares. You should contact your account executive about obtaining a legal proxy.

Q:	What happens if I do not give specific voting instructions?

A:	Shareholders of Record. If you are a shareholder of record and you:

•	Indicate when voting via the Internet or by telephone that you wish to vote as recommended by our Board; or

•

Sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to all other matters properly presented for a vote at the Annual Meeting, including without limitation whether to postpone or adjourn the Annual Meeting.

Beneficial Owners of Shares Held in Street Name.    If you are a beneficial owner of shares held in “street name” and do not provide the organization that holds your shares with specific voting instructions, then under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on “discretionary” matters but cannot vote on “non-discretionary” matters.

If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-discretionary matter, then the organization will inform our Inspector of Elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Please provide voting instructions to the organizations that hold your shares by carefully following their instructions.

Q:	Which ballot measures are considered “discretionary” or “non-discretionary?”

A:	Proposal 1 (election of eight directors) and Proposal 3 (advisory vote on the compensation of our Named Executive Officers) are each “non-discretionary” items. If you do not instruct your broker how to vote with respect to these items, then your broker may not vote with respect to these proposals and those votes will be counted as “broker non-votes.” Broker non-votes will have no effect on the outcome of Proposal 1 or Proposal 3 since broker non-votes are not considered entitled to vote on such proposals. Proposal 2 (ratification of independent registered public accounting firm) is considered a “discretionary” item and your broker may vote on this proposal.

Q:	How are abstentions treated?

A:	Abstentions are counted for purposes of determining whether a quorum is present. For Proposal 1 (election of eight directors), if you elect to abstain, the abstention will not impact the election of directors since the eight directors who receive the greatest number of affirmative votes will be elected to the Board.

For the purpose of determining whether the shareholders have approved Proposal 2 (ratification of independent registered public accounting firm) or Proposal 3 (advisory vote on the compensation of our Named Executive Officers), each proposal will be adopted if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal as abstentions are not treated as votes cast affirmatively or negatively, and therefore will have no effect on the outcome of Proposal 2 or Proposal 3.

Q:	What is the quorum requirement for the Annual Meeting?

A:	The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What vote is required to approve each proposal?

A.	Proposal 1: To Elect Eight Directors for One-Year Terms.

The eight nominees for director who receive the most votes “for” election will be elected, assuming the presence of a quorum. Accordingly, if you do not vote for a nominee, do not instruct your broker how to vote for a nominee or if you indicate “withhold authority to vote” for a nominee, your vote will not count either “for” or “against” the nominee.

Proposal 2: To Ratify the Appointment of Peterson Sullivan LLP as Our Independent Registered Public Accounting Firm for the Year Ending December 31, 2015.

To be approved, the number of votes cast in favor must exceed the number of votes cast against. If you do not vote or if you abstain from voting, it will have no effect on this proposal, assuming the presence of a quorum.

Proposal 3: Advisory Vote on the Compensation of Our Named Executive Officers.

To be approved, the number of votes cast in favor must exceed the number of votes cast against. If you do not vote or if you abstain from voting, it will have no effect on this proposal as in either case it will not count either “for” or “against” the proposal, assuming the presence of a quorum.

Q:	Who will count the vote?

A:	Representatives of Broadridge will serve as the Inspector of Elections and count the votes.

Q:	Is voting confidential?

A:	We keep all the proxies, ballots and voting tabulations private as a matter of practice. We let only our Inspector of Elections examine these documents. Our Inspector of Elections will not disclose your vote to our management unless it is necessary to meet legal requirements. Our Inspector of Elections will forward to our management, however, any written comments that you make on the proxy card or elsewhere.

Q:	Who pays the costs of soliciting proxies for the Annual Meeting?

A:	We will pay all the costs of soliciting these proxies. In addition to soliciting proxies by distributing these proxy materials, our officers and employees may also solicit proxies by telephone, by fax, by mail, via the Internet or other electronic means of communication, or in person. No additional compensation will be paid to officers or employees for their assistance in soliciting proxies. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Q:	Can I view future proxy statements, annual reports and other documents via the Internet, and not receive any paper copies through the mail?

A:	Yes. If you wish to elect to view future proxy statements, annual reports and other documents only via the Internet, and you are a:

Shareholder of Record:    Please visit the Broadridge Investor E-Connect proxy delivery preferences web-page, www.proxyvote.com, enter your voter control number found on your Notice, and follow the instructions for obtaining your documents electronically, or telephone: 1-800-579-1639, or send an email to: sendmaterial@proxyvote.com.

Beneficial Owner of Shares Held in Street Name:    Please visit the Broadridge Investor E-Connect web-page, www.proxyvote.com, and follow the instructions at that site, or telephone Broadridge at 1-800-579-1639, or send an email to: sendmaterial@proxyvote.com.

Please have the Notice in hand when accessing these sites or telephoning. Your election to view these documents via the Internet will remain in effect until you revoke it. If you so elect, then next year you would receive an email with instructions containing links to those materials and to the proxy voting site. Please be aware that if you choose to access these materials via the Internet, then you may incur costs such as telephone and Internet access charges for which you will be responsible.

Q:	How do I receive paper copies of the proxy materials, if I so wish?

A:	The Notice contains instructions about how to elect to obtain paper copies of the proxy materials. Your election will remain in effect until you revoke it. All shareholders who do not receive the Notice will receive a paper copy of the proxy materials by mail.

Q:	I received multiple copies of the Notice and/or proxy materials. What does that mean, and can I reduce the number of copies that I receive?

A:	This generally means your shares are registered differently or are held in more than one account. Please provide voting instructions for all proxy cards and Notices that you receive.

If your shares are registered directly in your name, you may be receiving more than one copy of the proxy materials because our transfer agent has more than one account for you with slightly different versions of your name, such as different first names (“James” and “Jim,” for example) or with and without middle initials. If this is the case, you can contact our transfer agent and consolidate your accounts under one name. The contact information for our transfer agent is set out below in the next Q and A.

If you own shares through a brokerage firm, bank or other organization holding your shares in “street name,” we have implemented “householding,” a process that reduces the number of copies of the Annual Meeting materials and other correspondence you receive from us. Householding is available for shareholders who share the same last name and address and hold shares in “street name,” where the shares are held through the same brokerage firm, bank or other nominee. As a result of householding, only one Notice of Internet Availability of Proxy Materials or Proxy Statement and Annual Report will be delivered to multiple shareholders sharing an address unless you notify your broker or bank to the contrary. If you hold your shares in street name and would like to start householding, or if you participate in householding and would like to receive a separate Notice of Internet Availability of Proxy Materials or Proxy Statement and Annual Report, please call 1-866-540-7095 from a touch-tone phone and provide the name of your broker, bank or other nominee and your account number(s), or contact Ruby H. Alexander, Assistant Corporate Secretary, at Cray Inc., 901 Fifth Avenue, Suite 1000, Seattle, WA 98164.

Unfortunately, householding is only possible for shares held through the same brokerage firm, bank or other nominee. Thus you cannot apply householding to reduce the number of sets of proxy materials you receive in the mail if you have accounts at different brokers, for example. In those circumstances, one way to reduce the number of sets of proxy materials you receive in the mail is to sign up to review the materials via the Internet. See “Can I view future proxy statements, annual reports and other documents via the Internet, and not receive any paper copies through the mail?” above.

We will deliver promptly upon written or oral request a separate copy of the Annual Meeting materials to a shareholder at a shared address to which a single copy of such materials had been delivered.

Q:	What if I have lost or cannot find my stock certificates, need to change my account name, have moved and need to change my mailing address, or have other questions about my Cray stock?

A:	You may contact our transfer agent, Computershare, by calling: 877-522-7762 (for foreign investors, 201-680-6578), 800-231-5469 (TDD for hearing-impaired in the United States) or 201-680-6610 (TDD for foreign investors), visiting its website at: www.computershare.com/investor, or writing to: Computershare, Shareholder Relations, P.O. Box 30170, College Station, TX 77842-3170.

Q:	How can I find the voting results of the Annual Meeting?

A:	We will report the voting results in a Form 8-K within four business days after the end of the Annual Meeting.

Q:	Whom should I call if I have any questions?

A:	If you have any questions about the Annual Meeting or voting, or about your ownership of our common stock, please contact Ruby H. Alexander, our Assistant Corporate Secretary, at (206) 701-2000.

OUR COMMON STOCK OWNERSHIP

The following table shows, as of April 10, 2015, the number of shares of our common stock beneficially owned by the following persons:

•	all persons we know to be beneficial owners of at least 5% of our common stock;

•	our directors;

•	the executive officers named in the “Summary Compensation Table” on page 40; and

•	all current directors and executive officers as a group.

As of April 10, 2015, there were 40,895,412 shares of our common stock outstanding.

Name and Address(1)	Common Shares Owned	Options Exercisable Within 60 Days	Total Beneficial Ownership(2)	Percentage
5% Shareholders
Capital Research Global Investors (3) 333 South Hope Street Los Angeles, CA 90071	3,763,472	—	3,763,472	9.2%
Invesco Ltd.(3) 1555 Peachtree Street NE Atlanta, GA 30309	3,200,201	—	3,200,201	7.8%
T. Rowe Price Associates, Inc.(3) 100 E. Pratt Street Baltimore, MD 21202	2,703,207	—	2,703,207	6.6%
Wells Fargo & Company(3) 420 Montgomery Street San Francisco, CA 94104	2,489,124	—	2,489,124	6.1%
Gilder, Gagnon, Howe & Co. LLC(3) 3 Columbus Circle, 26th Floor New York, NY 10019	2,437,710	—	2,437,710	6.0%
Mairs and Power, Inc.(3) 332 Minnesota Street, W-1520 First National Bank Building St. Paul, MN 55101	2,324,885	—	2,324,885	5.7%
FMR LLC(3) 245 Summer Street Boston, MA 02210	2,257,141	—	2,257,141	5.5%
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10022	2,225,432	—	2,225,432	5.4%

Independent Directors
Prithviraj Banerjee(4)	1,325	20,000	21,325	*
Martin J. Homlish(4)	—	20,000	20,000	*
Stephen C. Kiely(4)	32,391	—	32,391	*
Frank L. Lederman(4)	28,625	—	28,625	*
Sally G. Narodick(4)	51,118	—	51,118	*
Daniel C. Regis(4)	54,422	—	54,422	*
Stephen C. Richards(4)	58,415	—	58,415	*
Max L. Schireson(4)	—	20,000	20,000	*

Named Executive Officers
Peter J. Ungaro(5)(7)	330,108	507,623	837,731	2.0%
Brian C. Henry(5)(7)	119,734	118,388	238,122	*
Steven L. Scott (5)(7)	80,000	—	80,000	*
Ryan W. J. Waite(5)(7)	25,000	—	25,000	*
Margaret A. Williams(5)(7)	145,035	29,270	174,305	*
Arvind Parthasarathi(5)(6)	—	—	—	*
All current directors and executive officers as a group (17 persons)(4)(5)(7)	1,253,798	1,007,891	2,261,689	5.4%

* Less	than 1% of the outstanding common stock.

(1)	Unless otherwise indicated, all addresses are c/o Cray Inc., 901 Fifth Avenue, Suite 1000, Seattle, WA 98164.

(2)	Unless otherwise indicated in these footnotes and subject to community property laws where applicable, each of the listed shareholders has sole voting and investment power with respect to the shares shown as beneficially owned by such shareholder. The number of shares and percentage of beneficial ownership includes shares of common stock issuable pursuant to stock options held by the person or group that may be exercised on April 10, 2015, or within 60 days thereafter.

(3)	The information under the column “Common Shares Owned” with respect to Capital Research Global Investors is based on a Schedule 13G/A filed with the SEC on February 13, 2015, regarding beneficial ownership as of December 31, 2014. In that Schedule 13G/A, Capital Research Global Investors reported beneficial ownership of 3,763,472 shares, with sole voting power of 3,763,472 shares, without shared voting power, sole dispositive power of 3,763,472 shares and without shared dispositive power.

The information under the column “Common Shares Owned” with respect to Invesco Ltd. is based on a

Schedule 13G/A filed with the SEC on February 2, 2015, regarding beneficial ownership as of December 31, 2014. In that Schedule 13G/A, Invesco Ltd. reported beneficial ownership of 3,200,201 shares, with sole voting power of 3,096,556 shares, without shared voting power, sole dispositive power of 3,200,201 shares and without shared dispositive power.

The information under the column “Common Shares Owned” with respect to T. Rowe Price Associates, Inc. is based on a Schedule 13G/A filed with the SEC on February 13, 2015, regarding beneficial ownership as of December 31, 2014. In that Schedule 13G/A, T. Rowe Price Associates, Inc. reported beneficial ownership of 2,703,207 shares, with sole voting power of 286,410 shares, without shared voting power, sole dispositive power of 2,703,207 shares and without shared dispositive power.

The information under the column “Common Shares Owned” with respect to Wells Fargo & Company is based on a Schedule 13G/A filed with the SEC, on February 5, 2015, regarding ownership as of December 31, 2014. In that Schedule 13G/A, Wells Fargo & Company, as parent company, reported beneficial ownership of 2,489,124 shares, with sole voting power of 25,194 shares, sole dispositive power of

25,194 shares, shared voting power of 2,463,929 shares and shared dispositive power of 2,463,929 shares, with its subsidiary, Wells Capital Management Incorporated, an investment adviser, reporting beneficial ownership of 2,461,477 shares, without sole voting power or sole dispositive power and shared voting power of 425,377 shares and shared dispositive power of 2,461,477 shares.

The information under the column “Common Shares Owned” with respect to Gilder, Gagnon, Howe & Co.

LLC is based on a Schedule 13G/A filed with the SEC on February 10, 2015, regarding beneficial ownership as of December 31, 2014. In that Schedule 13G/A, Gilder, Gagnon, Howe & Co. LLC reported beneficial ownership of 2,437,710 shares, without shared voting power, with sole voting power and sole dispositive power of 14,913 shares and shared dispositive power of 2,422,797 shares.

The information under the column “Common Shares Owned” with respect to Mairs and Power, Inc. is based on a Schedule 13G filed with the SEC on February 13, 2015, regarding beneficial ownership as of December 31, 2014. In that Schedule 13G, Mairs and Power, Inc. reported beneficial ownership of 2,324,885 shares, with sole voting power of 1,917,352 shares, without shared voting power, sole dispositive power of 2,324,885 shares and without shared dispositive power.

The information under the column “Common Shares Owned” with respect to FMR LLC is based on a

Schedule 13G/A filed with the SEC on February 13, 2015, regarding beneficial ownership as of December 31, 2014. In that Schedule 13G/A, FMR LLC reported beneficial ownership of 2,257,141 shares, with sole voting power of 596,122 shares, without shared voting power, sole dispositive power of 2,257,141 shares and without shared dispositive power.

The information under the column “Common Shares Owned” with respect to BlackRock, Inc. is based on a Schedule 13G/A filed with the SEC on February 2, 2015, regarding beneficial ownership as of December 31, 2014. In that Schedule 13G/A, BlackRock, Inc. reported beneficial ownership of 2,225,432 shares, with sole voting power of 2,139,700 shares, without shared voting power, sole dispositive power of 2,225,432 shares and without shared dispositive power.

(4)	The number of shares of common stock shown for the indicated directors includes restricted shares that vest on the dates indicated, and that are forfeitable in certain circumstances, as follows:

Directors	Unvested Restricted Shares Total	June 9, 2015
Prithviraj Banerjee	1,325	—
Martin J. Homlish	—	—
Stephen C. Kiely	5,702	5,702
Frank L. Lederman	4,642	4,642
Sally G. Narodick	3,347	3,347
Daniel C. Regis	4,808	4,808
Stephen C. Richards	3,534	3,534
Max L. Schireson	—	—

(5)	The number of shares of common stock shown for the indicated executive officers includes restricted shares that vest on the dates indicated, and are forfeitable in certain circumstances, as follows:

Executive Officers	Unvested Restricted Shares Total(a)	May 21, 2015	July 1, 2015	Aug. 3, 2015	Sept. 8, 2015	Dec. 1, 2015	May 21, 2016	July 1, 2016	Sept. 8, 2016	Dec. 1, 2016
Peter J. Ungaro(a)	174,125	9,000	28,125	50,000	—	—	9,000	28,125	—	—
Brian C. Henry(a)	91,500	4,250	15,250	27,500	—	—	4,250	15,250	—	—
Arvind Parthasarathi	0	—	—	—	—	—	—	—	—	—
Steven L. Scott	80,000	—	—	—	20,000	—	—	—	20,000	—
Ryan W. J. Waite	25,000	—	—	—	—	6,250	—	—	—	6,250
Margaret A. Williams	47,000	—	12,250	22,500	—	—	—	12,250	—	—
Other executive officers(a)	209,250	8,500	36,000	67,500	—	—	8,500	36,000	—	—

Executive Officers	May 21, 2017	July 1, 2017	Sept. 8, 2017	Dec. 1, 2017	May 21, 2018	Sept. 8, 2018	Dec. 1, 2018
Peter J. Ungaro(a)	9,000	11,875	—	—	9,000	—	—
Brian C. Henry(a)	4,250	6,500	—	—	4,250	—	—
Arvind Parthasarathi	—	—	—	—	—	—	—
Steven L. Scott	—	—	20,000	—	—	20,000	—
Ryan W. J. Waite	—	—	—	6,250	—	—	6,250
Margaret A. Williams	—	—	—	—	—	—	—
Other executive officers(a)	8,500	14,750	—	—	8,500	—	—

(a)	Includes restricted stock awards, as set forth below, for shares of our common stock that vest upon the achievement of certain operational and strategic performance criteria related to the operation of our big data analytics business or upon a change of control for Cray, subject to the executive officers’ provision of services to us on the applicable vesting date (such awards, the “Performance Vesting Restricted Stock Awards”). Such Performance Vesting Restricted Stock Awards will expire completely if the operational and strategic performance vesting criteria are not satisfied by the calendar day immediately following that date on which we file our Form 10-K with the SEC for the fiscal year ended December 31, 2016.

Executive Officers	Performance Vesting Restricted Stock Awards
Peter J. Ungaro	20,000
Brian C. Henry	10,000
Steven L. Scott	—
Ryan W. J. Waite	—
Margaret A. Williams	—
Arvind Parthasarathi	—
Other executive officers	21,000

(6)	Mr. Parthasarathi’s employment with us terminated effective as of August 15, 2014.

(7)	Does not include restricted stock units, as set forth below, for shares of our common stock that vest if and when certain operational and strategic performance criteria relating to us are met or upon a change of control of Cray, subject to the executive officers’ provision of services to us on the applicable vesting date (such units, the “Performance Vesting Restricted Stock Units”).

Executive Officers	Performance Vesting Restricted Stock Units
Peter J. Ungaro	133,200
Brian C. Henry	66,600
Steven L. Scott	66,600
Ryan W. J. Waite	66,600
Margaret A. Williams	66,600
Other executive officers	199,800

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires that our directors, executive and other specified officers and greater-than-10% shareholders file reports with the SEC on their initial beneficial ownership of our common stock and any subsequent changes. They must also provide us with copies of the reports.

We are required to tell you in this Proxy Statement if we know about any failure to report as required. We reviewed copies of all reports furnished to us and obtained written representations that no other reports were required. Based solely on this review, we believe that all of the reporting persons complied with their filing requirements for 2014, except as follows: (a) William C. Blake, whose employment with us terminated effective August 1, 2014, filed one late Form 4 transaction to report the forfeiture of common stock by him of restricted stock awards in exchange for payment by us of statutory tax withholding amounts on his behalf arising as a result of the vesting of restricted stock awards; (b) Margaret A. Williams filed one late Form 4 transaction to report the grant of restricted stock awards and stock options; and (c) Max L. Schireson filed one late Form 4 transaction to report the grant of stock options.

THE BOARD OF DIRECTORS

The Board of Directors oversees our business and affairs and monitors the performance of our management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with the Chief Executive Officer, other key executives and our principal external advisers (legal counsel, outside auditors and compensation consultants), by reading the reports and other materials that we send them regularly and by participating in Board and Committee meetings.

Corporate Governance Principles

The goals of our Board are to build long-term value for our shareholders and to ensure our vitality for our customers, employees and others that depend on us. Our Board has adopted and follows corporate governance practices that our Board and our senior management believe promote these purposes, are sound and represent best practices. To this end we have established the following:

•	A Code of Business Conduct that sets forth our ethical principles and applies to all of our directors, officers and employees;

•	Corporate Governance Guidelines that set forth our corporate governance principles;

•	A Related Person Transaction Policy that applies to all of our directors, officers and employees;

•	Charters for our Audit, Compensation, Corporate Governance and Strategic Technology Assessment Committees; and

•	A confidential, anonymous system for employees and others to report concerns about fraud, accounting matters, violations of our policies and other matters.

Under our Corporate Governance Guidelines and the applicable Committee charters, each director has complete access to our management, and the Board and each Committee have the right to consult and retain independent legal counsel, accountants and other advisers at our expense. All of the foregoing documents are available via the Internet at our website at www.cray.com under “Company Information — Investors — Corporate Governance.” We will post on this website any amendments to the Code of Business Conduct or waivers of the Code of Business Conduct for directors and executive officers.

We periodically review our governance practices against requirements of the SEC, the listing standards of the Nasdaq Global Market (“Nasdaq”), the laws of the state of Washington and practices suggested by recognized corporate governance authorities.

Independence

As of April 23, 2015, our Board has nine members. On July 8, 2014, upon the recommendation of our Corporate Governance Committee, our Board elected Max L. Schireson as a director of Cray effective as of July 8, 2014. On March 4, 2015, upon the recommendation of our Corporate Governance Committee, our Board elected Martin J. Homlish as a director of Cray effective as of March 4, 2015. John B. Jones, Jr. did not stand for re-election to our Board at our 2014 annual meeting of shareholders and his term as a director ended on June 12, 2014, the date of our 2014 annual meeting of shareholders. Frank L. Lederman is not standing for re-election to our Board at our 2015 annual meeting of shareholders, his term as a director will end on the date of the 2015 annual meeting of shareholders and the size of our Board will decrease from nine to eight directors at such time. The Board has determined that all of our directors serving on our Board as of April 23, 2015, except for Mr. Ungaro, our President and Chief Executive Officer, meet the Nasdaq and SEC standards for independence and that all the members of the Audit Committee meet the heightened independence standards required for Audit Committee members under Nasdaq and SEC standards. Only independent directors may serve on our Audit, Compensation and Corporate Governance Committees.

As set forth in our Corporate Governance Guidelines, the Board believes that at least two-thirds of the Board should consist of independent directors and that, absent compelling circumstances, the Board should not contain more than two members from our management. As of April 23, 2015, eight of our nine directors were considered independent, and one member of our management, Mr. Ungaro, our President and Chief Executive Officer, was on the Board.

In determining the independence of our directors, the Board affirmatively decides whether a non- management director has a relationship that would interfere with that director’s exercise of independent judgment in carrying out the responsibilities of being a director. In making that decision, the Board is informed of the Nasdaq and SEC rules that disqualify a person from being considered as independent, considers the responses from each director in an annual questionnaire and reviews the applicable standards with each Board member.

Meetings and Attendance

During 2014, the Board met seven times, the Board’s standing committees held a total of 23 meetings and the Board’s special transaction committee held one meeting. The rate of attendance in 2014 for all directors at Board and Committee meetings was 98.7%.

The non-management directors meet in executive sessions of the Board on a regular basis, generally at the beginning and at the end of each scheduled quarterly Board meeting and at other times as required. In addition, the Board committees meet periodically without members of our management present.

The Committees of the Board

The Board has established an Audit Committee, a Compensation Committee, a Corporate Governance Committee and a Strategic Technology Assessment Committee as standing committees of the Board. None of the directors who serve as members of these Committees is, or has ever been, one of our employees.

Audit Committee.    The current members of the Audit Committee are Daniel C. Regis (Chair), Sally G. Narodick and Stephen C. Richards. The Audit Committee and the Board have determined that each individual who currently is and who in 2014 was a member of the Audit Committee is “independent,” as that term is defined in SEC and Nasdaq rules and regulations, and that Mr. Regis is an “audit committee financial expert,” as that term is defined in SEC regulations. The Audit Committee met eight times during 2014. As noted above, the Audit Committee’s charter is available at www.cray.com under “Company Information — Investors — Corporate Governance.” The Audit Committee assists the Board in fulfilling its responsibility for oversight of:

•	The quality and integrity of our accounting and financial reporting processes and the audits of our consolidated financial statements;

•	The qualifications and independence of the independent registered public accounting firm engaged to issue an audit report on our consolidated financial statements;

•	The performance of our systems of internal controls and disclosure controls;

•	The review and approval or ratification of “related person transactions” under our Related Person Transaction Policy; and

•	Our procedures for legal and regulatory compliance, risk assessment and business conduct standards.

The Audit Committee reviews all reports submitted on our anonymous, confidential reporting system and is directly and solely responsible for appointing, determining the compensation payable to, overseeing, terminating and replacing any independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. See “Discussion of Proposals Recommended by the Board — Proposal 2: To Ratify the Appointment of Peterson Sullivan LLP as Our Independent Registered Public Accounting Firm for the Year Ending December 31, 2015 — Audit Committee Pre-Approval Policy” below.

The report of the Audit Committee regarding its review of the consolidated financial statements and other matters is set forth below beginning on page 55.

Compensation Committee.    The current members of the Compensation Committee are Frank L. Lederman (Chair), Stephen C. Kiely, Stephen C. Richards and Max L. Schireson. Mr. Jones did not stand for re-election to our Board at our 2014 annual meeting of shareholders and his term on the Compensation Committee ended on June 12, 2014, the date of our 2014 annual meeting of shareholders. Dr. Lederman is not standing for re-election to our Board at our 2015 annual meeting of shareholders and his term on the Compensation Committee will end on the date of our 2015 annual meeting of shareholders. The Compensation Committee and the Board have determined that each individual who currently is and who in 2014 was a member of the Compensation Committee is “independent,” as that term is defined in Nasdaq rules and regulations, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”). The Compensation Committee met six times during 2014. As noted above, the Compensation Committee’s charter is available at www.cray.com under “Company Information — Investors — Corporate Governance.” The Compensation Committee assists the Board in fulfilling its responsibilities for the oversight of:

•	Our compensation policies, plans and benefit programs;

•	The compensation of the Chief Executive Officer and other executive officers; and

•	The administration of our equity compensation plans.

See “Compensation of the Executive Officers — Compensation Discussion and Analysis” for further information regarding the Compensation Committee and its actions with respect to senior officer compensation. The Compensation Committee’s Report on the Compensation Discussion and Analysis and related matters is set forth below beginning on page 24.

Corporate Governance Committee.    The current members of the Corporate Governance Committee are Stephen C. Kiely (Chair), Frank L. Lederman, Sally Narodick and Daniel C. Regis. Dr. Lederman is not standing for re-election to our Board at our 2015 annual meeting of shareholders and his term on the Corporate Governance Committee will end on the date of our 2015 annual meeting of shareholders. The Corporate Governance Committee and the Board have determined that each individual who currently is and who in 2014 was a member of the Corporate Governance Committee is “independent,” as that term is defined in Nasdaq rules and regulations. The Corporate Governance Committee met six times during 2014. As noted above, the Corporate Governance Committee’s charter is available at www.cray.com under “Company Information — Investors — Corporate Governance.” The Corporate Governance Committee has the responsibility to:

•	Develop and recommend to the Board a set of corporate governance principles;

•	Recommend qualified individuals to the Board for nomination as directors;

•	Review the compensation of Board members and recommend to the full Board changes to Board compensation as appropriate to attract and retain qualified directors;

•	Lead the Board in its annual review of the Board’s performance; and

•	Recommend directors to the Board for appointment to Board Committees.

See “Shareholder Communications, Director Candidate Recommendations and Nominations and Other Shareholder Proposals” regarding the Corporate Governance Committee’s processes for evaluating potential Board members and how shareholders can nominate director candidates, propose matters to come before the shareholders and communicate with the Board.

Strategic Technology Assessment Committee.    The current members of the Strategic Technology Assessment Committee are Prithviraj Banerjee (Chair), Martin J. Homlish, Max L. Schireson and Frank L. Lederman. Mr. Jones did not stand for re-election to our Board at our 2014 annual meeting of shareholders and his term on the Strategic Technology Assessment Committee ended on June 12, 2014, the date of our 2014 annual meeting of shareholders. Dr. Lederman is not standing for re-election to our Board at our 2015 annual meeting of shareholders and his term on the Strategic Technology Assessment Committee will end on the date of our 2015 annual meeting of shareholders. The Strategic Technology Assessment Committee and the Board have determined that each individual who currently is a member of the Strategic Technology Assessment Committee is “independent,” as that term is defined in Nasdaq rules and regulations, although such independence is not a requirement for membership on this Committee. The Strategic Technology Assessment Committee met three times during 2014. As noted above, the Strategic Technology Assessment Committee’s charter is available at www.cray.com under “Company Information — Investors — Corporate Governance.” The Strategic Technology Assessment Committee has the responsibility to:

•	Assist the Board in its oversight of our technology development, including our product development roadmap; and

•	Assess whether our research and development investments are sufficient and appropriate to support the competitiveness of our offerings in the marketplace.

From time to time, the Board establishes other committees on an ad-hoc basis to assist in its oversight responsibilities.

Board Leadership Structure

We separate the roles of Chairman of the Board and Chief Executive Officer in recognition of the differences between the two roles. Mr. Kiely has served as Chairman of the Board, a non-executive position, since August 2005. As Chairman, Mr. Kiely consults with Mr. Ungaro, our Chief Executive Officer, regarding agenda items for Board meetings; chairs executive sessions of the Board’s independent directors; on behalf of the independent directors, provides feedback and mentoring to the Chief Executive Officer; and performs such other duties as the Board deems appropriate. We believe that this structure is currently appropriate given the experience of Mr. Kiely, both outside of his service with us and as a member of our Board, our size and stage of development and the operational efficiencies that currently result from separating the roles. However, we believe that it is in the best interests of our shareholders for the Board to make a determination regarding the separation or combination of these roles each time it elects a new Chairman of the Board or Chief Executive Officer or at other times, based in each case on the relevant facts and circumstances applicable at that time.

Board’s Role in Risk Oversight

The Board’s role in our risk oversight process includes receiving regular reports from members of our senior management on areas of material risk to us, including competitive, economic, operational, financial, legal and regulatory, and strategic and reputational risks. We also utilize a formal Enterprise Risk Management system (the “ERM System”) to assist us in tracking and mitigating risks. In addition to periodic review, evaluation and modification of risks maintained in the ERM System by management, we provide periodic reports of risks tracked in the ERM System to the Board (or the appropriate committee of the Board in the case of risks that are under the purview of a particular committee). The full Board or the appropriate committee receives these reports from the management personnel principally responsible for identifying, managing and mitigating a particular area of risk within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting, which enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. As part of its charter, the Audit Committee discusses our policies with respect to risk assessment, risk management and the ERM System process set forth above.

Risk Considerations in Our Compensation Program

Our Compensation Committee has discussed the concept of risk as it relates to our compensation program. The Compensation Committee engages an independent compensation advisor to assess the risks of its compensation program. The Compensation Committee does not believe our compensation program encourages excessive or inappropriate risk-taking for the following reasons:

•	Base salaries are consistent with our employees’ responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security;

•	The determination of incentive awards is based on a review of a variety of performance indicators, thus diversifying the risk associated with any single performance indicator;

•	Long-term compensation programs are designed to reward executives and other participants for driving sustainable and profitable growth for shareholders;

•	The vesting periods for equity compensation awards are designed to encourage executives and other participants to focus on sustained stock price appreciation; and

•	The mix between fixed and variable, annual and long-term, and cash and equity compensation is designed to encourage strategies and actions that are in our shareholders’ long-term best interests.

Director Attendance at Annual Meetings

We encourage but do not require our directors to attend the annual meeting of shareholders either in person or telephonically. In 2014, six of our directors who were directors at the time of our annual meeting of shareholders attended the 2014 annual meeting.

Shareholder Communications, Director Candidate Recommendations and Nominations and Other Shareholder Proposals

Communications.    The Corporate Governance Committee has established a procedure for our shareholders to communicate with the Board. Communications should be in writing, addressed to Corporate Secretary, Cray Inc., 901 Fifth Avenue, Suite 1000, Seattle, WA 98164, and addressed to the attention of the Board or any of its individual committees or to the Chairman of the Board. Copies of all communications so addressed will be promptly forwarded to the chairman of the committee involved, in the case of communications addressed to the Board as a whole or to individual directors, to the Corporate Governance Committee or, if addressed to the Chairman, to the Chairman of the Board.

Director Candidates.    The criteria for Board membership as adopted by the Board include a person’s integrity, knowledge, judgment, skills, expertise, collegiality, diversity of experience and other time commitments (including positions on other company boards) in the context of the then-current composition of the Board. While our Corporate Governance Guidelines do not prescribe diversity standards, as a matter of practice, the Corporate Governance Committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics (gender, ethnicity, age) and experience (industry, professional, public service) of current and prospective directors to facilitate Board deliberations that reflect a broad range of perspectives. The Corporate Governance Committee is responsible for assessing the appropriate balance of skills brought to the Board by its members, and ensuring that an appropriate mix of specialized knowledge (e.g., financial, industry or technology) is represented on the Board. Since 2012, the Corporate Governance Committee has engaged a third party consulting firm, Heidrick & Struggles, International, Inc., to assist the Corporate Governance Committee in identifying candidates for Board membership.

Once the Corporate Governance Committee has identified a potential director nominee, the Corporate Governance Committee, in consultation with the Chief Executive Officer, evaluates the prospective nominee against the specific criteria that the Board has established and as set forth in our Corporate Governance

Guidelines. If the Corporate Governance Committee determines to proceed with further consideration, then members of the Corporate Governance Committee, the Chief Executive Officer and other members of the Board, as appropriate, interview the prospective nominee. After completing this evaluation and interview, the Corporate Governance Committee makes a recommendation to the full Board, which makes the final determination whether to elect the new director.

The Corporate Governance Committee will consider candidates for director recommended by shareholders and will evaluate those candidates using the criteria set forth above. Shareholders should accompany their recommendations with a sufficiently detailed description of the candidate’s background and qualifications to allow the Corporate Governance Committee to evaluate the candidate in light of the criteria described above, a document signed by the candidate indicating his or her willingness to serve if elected and evidence of the nominating shareholder’s ownership of our common stock. Such recommendation and documents should be submitted in writing to Corporate Secretary, Cray Inc., 901 Fifth Avenue, Suite 1000, Seattle, WA 98164, and addressed to the attention of the Corporate Governance Committee.

Director Nominations by Shareholders.    Our Bylaws permit shareholders to nominate directors at a shareholders’ meeting. In order to nominate a director at a shareholders’ meeting, a shareholder making a nomination must notify us not fewer than 60 nor more than 90 days in advance of the meeting or, if less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to the shareholders, by the 10th business day following the first public announcement of the meeting. In addition, the proposal must contain the information required in our Bylaws for director nominations, including:

•	The nominating shareholder’s name and address;

•	A representation that the nominating shareholder is entitled to vote at such meeting;

•	The number of shares of our common stock that the nominating shareholder owns and when the nominating shareholder acquired such shares;

•	A representation that the nominating shareholder intends to appear at the meeting, in person or by proxy;

•	The nominee’s name, age, address and principal occupation or employment;

•	All information concerning the nominee that must be disclosed about nominees in proxy solicitations under the SEC proxy rules; and

•	The nominee’s executed consent to serve as a director if so elected.

The Chairman of the Board, in his discretion, may determine that a proposed nomination was not made in accordance with the required procedures and, if so, disregard the nomination.

Shareholder Proposals.

2015 Annual Meeting. In order for a shareholder proposal to be raised from the floor during the Annual Meeting, written notice of the proposal must be received by us not less than 60 days nor more than 90 days prior to the Annual Meeting or, if less than 60 days’ notice or prior public disclosure of the date of the Annual Meeting is given or made to the shareholders, by the 10th business day following the first public announcement of the Annual Meeting. The proposal must also contain the information required in our Bylaws for shareholder proposals, including:

•	A brief description of the business the shareholder wishes to bring before the Annual Meeting, the reasons for conducting such business and the language of the proposal;

•	The shareholder’s name and address;

•	The number of shares of our common stock that the shareholder owns and when the shareholder acquired them;

•	A representation that the shareholder intends to appear at the Annual Meeting, in person or by proxy; and

•	Any material interest the shareholder has in the business to be brought before the Annual Meeting.

The Chairman of the Board, if the facts so warrant, may determine that any business was not properly brought before the Annual Meeting in accordance with our Bylaws.

2016 Proxy Statement. In order for a shareholder proposal to be considered for inclusion in our proxy statement and form of proxy for the 2016 annual meeting, we must receive the written proposal no later than December 24, 2015. Shareholder proposals also must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

If you wish to obtain a free copy of our Articles of Incorporation, Bylaws or any of our corporate governance documents, please contact Ruby H. Alexander, Assistant Corporate Secretary, Cray Inc., 901 Fifth Avenue, Suite 1000, Seattle, WA 98164. These documents also are available on our website, www.cray.com under “Company Information — Investors — Corporate Governance.”

Compensation of Directors

In setting director compensation to attract and retain highly qualified individuals to serve on our Board, the Corporate Governance Committee considers the significant amount of time that directors expend in fulfilling their duties, the skill level required of members of the Board and a general understanding of director compensation at companies of similar size and complexity. Directors who are also our employees receive no additional compensation for their service on the Board. As described more fully below, director compensation is in the form of cash and, to align further the longer-term interests of the individual directors with those of our shareholders, equity, with the grant of a fully vested stock option with a ten-year term upon first joining the Board and annual grants of restricted stock vesting in one year.

The Corporate Governance Committee reviews director compensation annually. No changes to director compensation were made in 2014. In reaching decisions about director compensation, the Corporate Governance Committee has used publicly available professional compensation surveys, proxy data and the individual experience of the Committee members. To date, the Corporate Governance Committee has decided not to engage a compensation consultant with respect to director compensation.

Cash Compensation

The following table sets forth the cash compensation policy in 2014 for our non-employee directors.

Annual retainer for service on the:
Board	$40,000
Audit Committee	$10,000
Compensation Committee	$5,000
Corporate Governance Committee	$5,000
Strategic Technology Assessment Committee	$5,000
Annual retainer for service as the Chair of the:
Board	$25,000
Audit Committee	$15,000
Compensation Committee	$10,000
Corporate Governance Committee	$5,000
Strategic Technology Assessment Committee	$5,000

When the Board creates committees other than the standing committees identified above, the Board determines whether to extend the same committee fee structure to the members of such committees. Members of the Board do not receive any per meeting fees, but we do reimburse all expenses related to participation in meetings of the shareholders, Board and committees.

Mr. Jones did not stand for re-election to our Board at our 2014 annual meeting of shareholders and his term as a director ended on June 12, 2014, the date of our 2014 annual meeting of shareholders. Mr. Jones received a $75,000 cash bonus in recognition of his nine years of valued service and contributions.

Dr. Lederman is not standing for re-election to our Board at our 2015 annual meeting of shareholders and his term on the board will end on the date of our 2015 annual meeting of shareholders. In March 2015, the Board granted a $100,000 cash bonus to Dr. Lederman to be paid to him on the date of our 2015 annual meeting in recognition of his eleven years of valued service and contributions.

Equity Compensation

Amendment to Board Compensation Policy.    In March 2014, the Board amended the Board compensation policy to reflect that future restricted stock awards to continuing non-employee directors will vest 100% on the earlier of (i) 12 months from the date of grant and (ii) the date that is immediately prior to the date of the next annual shareholders’ meeting.

Stock Options.    Each non-employee director, upon his or her first appointment or election to the Board, is granted an option for 20,000 shares, vesting immediately, with an exercise price equal to the fair market value of our common stock on the date of such first appointment or election.

Restricted Stock Awards.    We currently grant to each continuing non-employee director elected by the shareholders restricted shares of common stock with a value equal to that director’s cash fees earned in the previous fiscal year. The per share value of shares granted is determined by using the fair market value of our common stock on the date of such election, which is the closing sales price for our common stock on the trading day immediately prior to grant. Restricted stock awards granted in June 2014 to our continuing non-employee directors will vest 100% on the earlier of June 12, 2015 and the date that is immediately prior to the date of our Annual Meeting. According to the Board compensation policy, restricted stock award grants to continuing non-employee directors will vest 100% on the earlier of (i) 12 months from the date of grant and (ii) the date that is immediately prior to the date of the next annual shareholders’ meeting. Until the shares are vested, the shares are restricted against sale or transfer. The non-employee directors may vote and receive dividends on the restricted shares while the restrictions remain in place. The restricted shares vest in full if a non- employee director can no longer serve due to death or Disability or following a Corporate Transaction. The restricted shares are forfeited if, while unvested, a non-employee director resigns or retires from the Board (other than with the express approval of the Corporate Governance Committee), or is asked to leave the Board by the Corporate Governance Committee.

For purposes of the director restricted stock agreements, the following definitions apply (terms not defined in the text below are defined in the 2013 Equity Incentive Plan):

“Corporate Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of Cray representing fifty percent (50%) or more of the total voting power represented by Cray’s then-outstanding voting securities; (ii) the consummation of the sale or disposition by Cray of all or substantially all of Cray’s assets; (iii) the consummation of a merger or consolidation of Cray with any other corporation, other than a merger or consolidation which would result in the voting securities of Cray outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of Cray or such surviving entity or its parent outstanding immediately after such merger or consolidation; (iv) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of Cray give up all of their equity interest in Cray (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of Cray); or (v) any liquidation or dissolution of Cray. Notwithstanding the foregoing, to the extent that any amount constituting deferred compensation as defined in Section 409A of the Code) would become payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of Cray or a change in the ownership of a substantial portion of the assets of Cray (both as defined in Section 409A of the Code).

In such restricted stock agreements, “Disability” is determined by Company policies.

Stock Ownership Guidelines.

Our Board instituted the following stock ownership guidelines for non-employee directors:

•

Directors must maintain a holding of at least 15,000 shares of our common stock (excluding unexercised stock options and unvested restricted shares). The value of this number of shares of our common stock was equal to at least five (5) times the then-current annual retainer payable to our directors (excluding any additional fees paid for meeting attendance, chair positions or committee participation) as calculated at the time of adoption of this guideline and based upon the closing price per share of our common stock on December 31, 2010 (this amount is greater than five (5) times the current annual retainer payable to our directors based on the closing price per share of our common stock on December 31, 2014).

•

Each director has five years following the later of commencement of his or her service on our Board or the adoption of our stock ownership guidelines to satisfy the minimum share holdings of our stock ownership guidelines.

•	Directors may sell enough shares to cover the income tax liability when restricted shares vest.

Director Compensation for 2014

The following table sets forth information regarding compensation earned by our non-employee directors for the year ended December 31, 2014, even if paid in 2013. Mr. Ungaro is not included in this table as he is an employee and he receives no compensation for his service as a director. His compensation as an employee is shown in the Summary Compensation Table on page 40. Mr. Homlish is not included in this table as he was elected to our Board on March 4, 2015 and did not earn any compensation during 2014.

Name	Annual Retainer($)	Board and Committee Chair Fees($)	Committee Fees($)	Total Cash Fees Earned($)	Stock Awards($) (1)(2)	Option Awards($) (2)(3)	All Other Compensation		Total($)
Prithviraj Banerjee	$40,000	$5,000	$5,000	$50,000	$33,072	—	—		$83,072
John B. Jones, Jr.	$20,000	—	$5,000	$25,000	—	—	$75,000	(4)	$100,000
Stephen C. Kiely	$40,000	$30,000	$15,000	$85,000	$84,090	—	—		$169,090
Frank L. Lederman	$40,000	$10,000	$15,000	$65,000	$64,297	—	—		$129,297
Sally G. Narodick	$40,000	—	$15,000	$55,000	$50,195	—	—		$105,195
Daniel C. Regis	$40,000	$15,000	$15,000	$70,000	$69,239	—	—		$139,239
Stephen C. Richards	$40,000	—	$15,000	$55,000	$54,388	—	—		$109,388
Max L. Schireson	$19,239	—	$4,810	$24,049	—	$238,230			$262,279

(1)	Amounts in this column represent the fair value of the restricted stock awards granted on June 12, 2014, calculated by multiplying the closing price of our common stock on the trading day immediately prior to grant ($25.23) by the number of shares awarded disregarding any adjustments for estimated forfeitures. The amount any director realizes from these restricted stock awards, if any, will depend on the future market value of our common stock when these shares are sold, and there is no assurance that any director will realize amounts at or near the values shown. A more detailed discussion of the assumptions used in the valuation of stock awards made in the year 2014 may be found in Note 2 of the Notes to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014.

(2)	The following table provides additional information about non-employee director equity awards, including the stock awards made to non-employee directors during 2014 and the number of stock options and shares of restricted stock held by each non-employee director on December 31, 2014:

Name	Restricted Shares Granted in 2014(a)	Stock Options Granted in 2014(b)	Restricted Stock Awards Outstanding December 31, 2014	Stock Options Outstanding December 31, 2014
Prithviraj Banerjee	1,325	—	1,325	20,000
John B. Jones, Jr.	—	—	—	—
Stephen C. Kiely	3,369	—	5,702	—
Frank L. Lederman	2,576	—	4,643	—
Sally G. Narodick	2,011	—	3,347	—
Daniel C. Regis	2,774	—	4,808	—
Stephen C. Richards	2,179	—	3,535	—
Max L. Schireson	—	20,000	—	20,000

(a)	Pursuant to the policy described under “Equity Compensation — Restricted Stock Awards” above, on June 12, 2014, we granted to each non-employee director shares of restricted stock, all of which vest on the earlier of June 12, 2015 and the date that is immediately prior to the date of our 2015 Annual Meeting of Shareholders.

(b)	Pursuant to the policy described under “Equity Compensation — Stock Options” above, on July 8, 2014, we granted an option for 20,000 shares to Mr. Schireson upon his appointment to the Board. The option was fully vested on the date of grant.

(3)	This amount represents the aggregate grant date fair value of the stock option award, without reflecting forfeiture, computed in accordance with ASC 718 for 2014. This amount does not represent the actual amount paid to or realized by the Director for this award during 2014.

(4)	Mr. Jones did not stand for re-election to the Board and his term as a Board member and Compensation Committee member expired on June 12, 2014, the date of our 2014 annual meeting of shareholders. This amount represents a $75,000 cash bonus in recognition of Mr. Jones’ nine years of valued service and contributions.

EXECUTIVE OFFICERS

The following table lists our executive officers, who will serve in the capacities noted until their successors are duly appointed, and their respective ages as of April 10, 2015:

Name	Age	Position
Peter J. Ungaro	46	President and Chief Executive Officer
Brian C. Henry	58	Executive Vice President and Chief Financial Officer
Barry C. Bolding	54	Vice President, Marketing and Business Development
Charles D. Fairchild	46	Vice President, Corporate Controller and Chief Accounting Officer
Charles A. Morreale	53	Vice President, Field Operations
Michael C. Piraino	47	Vice President Administration, General Counsel and Corporate Secretary
Steven L. Scott	49	Senior Vice President and Chief Technology Officer
Ryan W. J. Waite	44	Senior Vice President of Products
Margaret A. Williams	56	Senior Vice President of Research and Development

Peter J. Ungaro has served as Chief Executive Officer and as a member of our Board of Directors since August 2005 and as President since March 2005. From September 2004 until August 2005, Mr. Ungaro served as our Senior Vice President responsible for sales, marketing and services and from August 2003 until September 2004, he served as Vice President responsible for sales and marketing. He served as Vice President, Worldwide Deep Computing Sales for IBM Corporation from April 2003 to August 2003 and as Vice President, Worldwide HPC Sales, from February 1999 to April 2003. Mr. Ungaro also held a variety of other sales leadership positions at IBM beginning in 1991. Mr. Ungaro received a B.A. from Washington State University.

Brian C. Henry has served as Executive Vice President and Chief Financial Officer since May 2005. Mr. Henry is responsible for finance and accounting, manufacturing and supply chain. Mr. Henry previously served as Executive Vice President and Chief Financial Officer of Onyx Software Corporation, a full suite customer relationship management company, from 2001 to 2005. From 1999 to 2001, he was Executive Vice President and Chief Financial Officer of Lante Corporation, a public internet consulting company focused on e-markets and collaborative business models. From 1998 to 1999, Mr. Henry was Chief Operating Officer, Information Management Group, of Convergys Corporation, which was spun off from Cincinnati Bell Inc., a diversified service company, where Mr. Henry served as Executive Vice President and Chief Financial Officer from 1993 to 1998. From 1983 to 1993, he was with Mentor Graphics Corporation in key financial management roles, serving as Chief Financial Officer from 1986 to 1993. Prior to that, Mr. Henry worked at Deloitte & Touche LLP, an accounting and audit firm, as a Certified Public Accountant. Mr. Henry received a B.S. from Portland State University and an M.B.A. from Harvard University where he was a Baker Scholar.

Barry C. Bolding has served as our Vice President, Marketing and Business Development since July 2014. Dr. Bolding is responsible for our corporate and product marketing as well as business and corporate development. From September 2011 to July 2014, he was our Vice President, Storage and Data Management and Corporate Marketing. From May 2010 until November 2011, Dr. Bolding served as Vice President, Cray Products Group and Corporate Marketing, overseeing product management, applications, benchmarking and corporate and product marketing for our entire range of high performance computing solutions. From January 2009 to May 2010, he served as our Vice President of the Scalable Systems Business Unit. Prior to January 2009, Dr. Bolding was our Director of Product Marketing where he analyzed future products and developed long-term strategies. Over the course of his career, Dr. Bolding has worked with key customers in government, academia and commercial markets and held positions as a scientist, applications specialist, systems architect and presales product and marketing manager. He first joined Cray Research, Inc. in 1992 and later worked with Network Computing Services and IBM, returning to Cray in 1999. Dr. Bolding received a B.S. in chemistry from the University of California at Davis and a Ph.D. in chemical physics from Stanford University.

Charles D. Fairchild has served as Vice President, Corporate Controller and Chief Accounting Officer since May 2010. Mr. Fairchild previously served as Chief Financial Officer of Radiant Research, Inc., a clinical research and development company, and spent 14 years at Deloitte & Touche LLP. Mr. Fairchild received a B.A. in business administration and an M.B.A. from the University of Washington.

Charles A. Morreale has served as our Vice President, Field Operations since September 2011. Mr. Morreale is responsible for customer facing organizations around the world including sales and presales, service, benchmarking and special purpose systems. Prior to such appointment, Mr. Morreale served as our Vice President Custom Engineering responsible for custom engineering. Prior to that, he served as our Vice President responsible for central and field service and benchmarking organizations from April 2005 through January 2009, and, from March 2004 until April 2005, as Director of Worldwide Sales Support. From 2001 to 2004, he was an HPC Sales Executive at IBM and was responsible for worldwide HPC sales activities in the life sciences segment. From 1984 to 2001, he held a variety of positions at Cray Research, Inc. and Silicon Graphics, Inc., starting as a programmer analyst and ending as the Northeast Territory Sales Account Manager. He received a B.S. from The College of New Jersey.

Michael C. Piraino has served as Vice President Administration, General Counsel and Corporate Secretary since September 2011. Mr. Piraino is responsible for the legal, human resources, information technology, facilities and government programs teams. From October 2009 to September 2011, he served as Vice President, General Counsel and Corporate Secretary and was responsible for legal and from August 2010 he was responsible for human resources as well. From October 2007 to September 2009, he was an attorney at Fenwick & West LLP (and a predecessor firm), where his practice focused on corporate finance and securities. From October 2006 to June 2007, Mr. Piraino served with the Exbiblio family of technology companies in various positions, including Chief Executive Officer. From May 1999 to October 2006, he was at WatchGuard Technologies, Inc., a provider of network security solutions, in various roles, including Vice President, General Counsel and Secretary. From October 1995 to May 1999, he was an attorney at Perkins Coie LLP, a law firm. Mr. Piraino began his career as a propulsion engineer at The Boeing Company. He received a B.S. in aeronautical and astronautical engineering from Purdue University and a J.D., magna cum laude, from the Seattle University School of Law.

Steven L. Scott serves as our Senior Vice President and Chief Technology Officer, responsible for designing the integrated infrastructure that will drive our next generation of supercomputers. Dr. Scott rejoined us in September 2014 after serving as Principal Engineer in the Platforms Group at Google and before that as the Senior Vice President and Chief Technology Officer for NVIDIA’s Tesla business unit. Dr. Scott first joined us in 1992, after earning his Ph.D. in computer architecture and BSEE in computer engineering from the University of Wisconsin-Madison. He was the chief architect of the Cray X1 scalable vector supercomputer. Dr. Scott is a noted expert in high performance computer architecture and interconnection networks. He received the 2005 ACM Maurice Wilkes Award and the 2005 IEEE Seymour Cray Computer Engineering Award, and is a Fellow of IEEE and ACM. Dr. Scott was named to HPCwire’s “People to Watch in High Performance Computing” in 2012 and 2005.

Ryan W. J. Waite became our Senior Vice President of Products, responsible for product management for our compute, storage and analytics products in December 2014. Before joining us, Mr. Waite was the general manager of the Data Services group at Amazon Web Services, where he oversaw five big-data services, including product management, engineering and operations. While at Amazon Web Services, he directed the Amazon Kinesis, AWS Fraud Detection, AWS Data Warehouse, AWS Metering and Tag Metadata teams. Before that, Mr. Waite spent 20 years at Microsoft where he was most recently the general manager for its high performance computing team. In that role, he led Microsoft’s HPC business and an engineering team that was responsible for the architecture, development, and test and program management of Windows HPC Server and its integration with Azure.

Margaret A. (Peg) Williams became our Senior Vice President of Research and Development in July 2014 responsible for our software and hardware engineering efforts for all of our research and development projects. From September 2011 to July 2014, Dr. Williams served as Senior Vice President, High Performance Computing

Systems, responsible for our high performance computing systems software and hardware research and development efforts, product management and product marketing. Prior to such appointment, Dr. Williams served as our Senior Vice President of Research and Development responsible for our software and hardware research and development efforts, including our current and future products and projects. Dr. Williams joined us in May 2005. From 1997 through 2005, she held various positions with IBM, including Vice President of Database Technology and Director and Vice President of HPC Software and AIX Development. She also led the user support team at the Maui High Performance Computing Center, a research and development center, from 1993 through 1996. From 1987 through 1993, Dr. Williams held various positions in high performance computing software development at IBM. Dr. Williams received a B.S. in mathematics and physics from Ursinus College and an M.S. in mathematics and a Ph.D. in applied mathematics from Lehigh University.

COMPENSATION OF THE EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The following discussion describes the material elements of compensation for 2014 for our executive officers identified in the “Summary Compensation Table” below (the “Named Executive Officers”).

This discussion covers 2014 corporate performance, our compensation philosophy and objectives for 2014, the components of our compensation program and the process we followed in determining executive compensation for 2014. It also presents a detailed discussion and analysis of the Compensation Committee’s specific decisions about the compensation of the following Named Executive Officers for 2014:

Peter J. Ungaro	President and Chief Executive Officer
Brian C. Henry	Executive Vice President and Chief Financial Officer
Steven L. Scott	Senior Vice President and Chief Technology Officer
Ryan W. J. Waite	Senior Vice President of Products
Margaret A. Williams	Senior Vice President of Research and Development
Arvind Parthasarathi	Former Senior Vice President and General Manager, YarcData

2014 Corporate Performance

We believe it is critical to our short-term and long-term success that our compensation policies, plans and programs be closely correlated with our corporate performance. The following are three areas of corporate performance we evaluated in connection with determining our Named Executive Officers’ total compensation in 2014:

•

Revenue.    Revenue increased from $525.7 million in 2013 to $561.6 million in 2014. As further described below, the achievement of predetermined revenue goals, including from certain of our key initiatives, was a significant factor in determining the target and actual total compensation of our Named Executive Officers in 2014.

•

Adjusted Operating Income.    We use the achievement of a specified level of Adjusted Operating Income as a significant component for determining the target and actual total compensation of our Named Executive Officers because we believe it rewards growing revenues, controlling expenses and increasing gross profit contributions, in furtherance of our long-term goal of profitable growth. Adjusted Operating Income was $9.2 million in 2014, down from $21.7 million in 2013.

•

Net Income.    We reported net income of $62.3 million or $1.61 per share in 2014. Net income was $32.2 million or $0.85 per share in 2013. Although we do not use a predetermined net income goal as an actual component for determining the target and actual total compensation of our Named Executive Officers, we believe sustained, profitable growth is a critical long-term corporate goal.

Summary of Compensation Discussion and Analysis

•

Philosophy and Objectives.    We offer technology-differentiated products and services that require a highly educated, specialized and sought-after workforce and that often involve long development cycles. In light of these challenges, our compensation philosophy is to provide and effectively implement policies, plans and programs designed to attract, retain and motivate the workforce required for us to achieve our strategic as well as tactical goals and create long-term value for our shareholders.

•	Compensation Components and Purposes. The major elements of our compensation programs are:

•	Base Salaries — To provide fixed compensation to attract and retain the best employees at all levels;

•	Short-Term Incentives — To motivate and reward achievement of and significant progress related to critical, tactical, strategic and financial goals;

•	Long-Term Incentives — To encourage recipients to focus on creating long-term shareholder value and to provide a significant retention incentive in the face of retention challenges;

•	Employee Benefits — To meet the health and welfare needs of our employees and their dependents; and

•

Severance Policy and Change of Control Agreements — To attract and retain officers and to encourage them to remain focused and engaged in the event of rumored or actual fundamental corporate changes and during any corporate transition.

•

The Executive Compensation Process.    The Compensation Committee determines base salary, the level of target awards under our annual cash incentive plan, including the “balanced scorecard” goals and objectives described below, and the number and type of equity grants to be awarded under our long-term equity incentive plans for our senior officers during the year. In making these determinations, the Compensation Committee considers our corporate goals, business plan and objectives for the year, reviews analyses from our independent compensation consultant, Mercer (US) Inc. (“Mercer”), a wholly- owned subsidiary of March & McLennan Companies, Inc., and consults with our Chief Executive Officer, when appropriate. For its 2014 compensation decisions, the Compensation Committee considered the Mercer analyses described below to contextualize our overall total compensation approach and general market competitiveness. The Compensation Committee also analyzed compensation payable by companies that we consider to be in our peer group and by other companies with which we generally compete for hiring executives. The Compensation Committee also considered the roles, responsibilities and specialized expertise of the Named Executive Officers, including our Chief Executive Officer and that competition for our Named Executive Officers generally comes from much larger companies with significantly greater resources.

•	Analyses of 2014 Compensation Determinations.

•

Overview — Total Target Compensation — Given our operational and financial performance in 2013 and earlier, and in light of the Mercer analyses and other factors described in this Proxy Statement, the Compensation Committee:

•

Maintained the target bonus awards as a percentage of base salary for Messrs. Ungaro, Henry and Parthasarathi and Dr. Williams and set the target bonus award as a percentage of base salary for Dr. Scott under the balanced scorecard component of our 2014 annual cash incentive plan. Mr. Waite was not eligible to participate in our 2014 annual cash incentive plan since his employment with us did not commence until December 1, 2014; and

•	Granted long-term equity awards in the form of (i) stock options and restricted stock to Messrs. Ungaro, Henry and Parthasarathi and Dr. Williams and (ii) restricted stock to Dr. Scott and Mr. Waite.

•

Base Salary — The base salaries for Messrs. Ungaro, Henry and Parthasarathi and Dr. Williams did not increase in 2014. Dr. Scott and Mr. Waite were hired in 2014 and their starting base salaries are reflective of analyses of the compensation payable by companies that we consider to be in our peer group and other high-technology companies of comparable size and scope.

•

Annual Cash Incentive Compensation Plan — For 2014, the annual cash incentive plan for our senior officers uses a balanced scorecard, which was based on quantitative financial goals and qualitative operational goals, consistent with prior years. Mr. Waite was not eligible to participate in our 2014 annual cash incentive plan since his employment with us did not commence until December 1, 2014. Our 2014 annual cash incentive plan for our senior officers included a 25%, 75%, 100%, 150% and 200% level percentage attainment for our quantitative financial goals and qualitative operational goals. If the minimum 25% threshold attainment is not met, then the attainment for that particular goal is deemed to be 0%. In addition, our approach has been to set “stretch” goals such that even threshold attainment can reflect a significant accomplishment and therefore 0% attainment on a particular goal can result from what by external standards could be deemed successful execution. In 2014, we achieved 35.3% of the 2014 Adjusted Operating Income goal and 36.6% of the Revenue goal. We did not meet the minimum threshold attainment of the Big Data Business Revenue goal. We achieved 115.6% of the Monthly Company-Wide Scaling goals. Each of these goals is described in greater detail below. Considering these achievements together with Messrs. Ungaro’s and Henry’s and Drs. Scott’s and Williams’ attainment of their unique Leadership goals, Messrs. Ungaro and Henry and Drs. Scott and Williams achieved a payout that averaged 34.9% of their respective target awards. All of these payouts were multiplied by .783 as bonuses were capped at 40% of PBOI (“pre-bonus” operating income, defined below). Because Mr. Parthasarathi’s employment terminated with us effective as of August 15, 2014, actual payments made to Mr. Parthasarathi pursuant to our 2014 annual cash incentive plan were made in accordance with our Executive Severance Policy. Mr. Parthasarathi’s 2014 bonus payment pursuant to that policy was 75% of his target award under our Executive Severance Policy.

•

Long-Term Equity Awards — To provide longer-term performance and retention incentives, we generally grant stock options with ten-year terms and four-year vesting schedules, with exercise prices equal to 100% of the grant date fair market value (determined by the most recent closing price for our common stock prior to the time of grant). We also grant restricted stock with vesting dependent on continued employment, generally with four-year vesting schedules. In 2013, Messrs. Ungaro, Henry and Parthasarathi received an award of Performance Vesting Restricted Stock Awards. The Performance Vesting Restricted Stock Awards will vest, if at all, only upon the achievement of certain operational and strategic performance criteria exclusively related to the operation of our big data analytics business or upon a change of control of Cray.

Philosophy and Objectives

We offer technology-differentiated products and services that require a highly educated, specialized and sought-after workforce and often involve long development cycles. In light of these challenges, our compensation philosophy is to provide and effectively implement policies, plans and programs designed to attract, retain and motivate the workforce required for us to achieve our strategic as well as tactical goals and create long-term value for our shareholders. To assist in these efforts, our compensation program has the following objectives:

•	To provide effective compensation and benefit programs that are competitive both within our industry and with other relevant organizations with which we compete for employees;

•

To encourage and reward behaviors that ultimately contribute to the achievement of organizational goals that increase long-term shareholder value without encouraging unbalanced short-term focus or inappropriate risk taking, thus fostering an innovative, high-performance culture;

•	To align the interests of employees with the long-term interests of our shareholders; and

•	To provide a work environment that promotes integrity, innovation and excellence, teamwork and respect for the individual.

Compensation Program Components and Purposes

We believe the components of our compensation program described below provide an appropriate mix of fixed and variable pay, balance incentives for short-term operational performance with long-term increases in shareholder value, reinforce an innovative, high-performance culture and encourage recruitment and retention of our employees and officers. As employees assume greater levels of responsibility, an increasing proportion of their compensation is linked to performance. We review our compensation program periodically and make adjustments as needed or appropriate to meet our objectives. We have described below the principal components of our compensation program and the purpose of each component.

•	Base Salaries — To provide fixed compensation to attract and retain the best employees at all levels

•

Base pay opportunities for all positions are determined based on appropriate competitive reference points from salary surveys and other sources, internal responsibilities and each employee’s experience, qualifications, performance and potential impact within our organization.

•	Short-Term Incentives — To motivate and reward achievement of and significant progress related to critical, tactical, strategic and financial goals

•

Consistent with competitive practices, virtually all employees should have a portion of targeted total compensation at risk, contingent on performance relative to corporate, team and individual objectives. Employees should share in rewards when mutual efforts contribute to outstanding overall results.

•	Long-Term Incentives — To encourage recipients to focus on creating long-term shareholder value and to provide a significant retention incentive in the face of retention challenges

•

Key decision-makers should have a meaningful portion of their total compensation opportunity linked to our success in or progress towards meeting our long-term objectives and increasing shareholder value.

•	Significant retention incentives are necessary to retain highly educated, specialized and sought-after leaders, particularly in competition with companies with significantly greater resources.

•

Long-term equity awards, such as awards of restricted stock, restricted stock units and stock options, encourage recipients to focus on performance and initiatives that should lead to an increase in the market price of our common stock, which benefits our shareholders; and unvested awards of restricted stock, restricted stock units and in-the-money stock options can provide a retention incentive.

•	Employee Benefits — To meet the health and welfare needs of our employees and their dependents

•

We assist employees in meeting important needs such as retirement income, affordable health care, survivor income, disability income, paid vacation and other needs through company-sponsored programs that promote good health and financial security and provide employees with reasonable flexibility in meeting their individual needs.

•

We do not provide to the Named Executive Officers or our other senior officers any deferred compensation or special retirement or pension plans nor any benefits or perquisites that are not available to our employees generally.

•

Severance Policy and Change of Control Agreements — To attract and retain officers and to encourage officers to remain focused and engaged in the event of rumored or actual fundamental corporate changes and during any corporate transition

•	We provide continuation of compensation and benefits to certain officers if they are terminated without Cause or resign for Good Reason, as those terms are defined in our policies and agreements.

The Executive Compensation Process

Role and Authority of the Compensation Committee

The current members of the Compensation Committee are Frank L. Lederman (Chair), Stephen C. Kiely, Stephen C. Richards and Max L. Schireson. Frank L. Lederman will not be standing for re-election to the Board of Directors at our 2015 annual meeting of shareholders and his term as a Board member and Compensation Committee member will expire upon the date of our 2015 annual meeting of shareholders. The Board has determined that each individual who served on the Compensation Committee in 2014 and each current member of the Compensation Committee is “independent,” as that term is defined in Nasdaq rules and regulations, and an “outside director” within the meaning of Section 162(m) of the IRC and a “non- employee director” as defined in Rule 16b-3 under the Exchange Act. During 2014, the Compensation Committee met in person or by telephone six times.

The Compensation Committee assists our Board in fulfilling its responsibilities for the oversight of our compensation policies, plans and benefit programs, the compensation of our Chief Executive Officer and other senior officers, and the administration of our equity compensation plans. After reviewing competitive market data, expectations for the position, our corporate goals, business plan and objectives for the year and our prior performance, the Compensation Committee determines base salary, the level of target awards under our annual cash incentive plan, including the balanced scorecard goals and objectives, and the number and type of equity grants to be awarded under our long-term equity incentive plans for our senior officers during that year. The Compensation Committee has the authority to determine the annual compensation for our senior officers, subject to any approval by the full Board which the Compensation Committee or legal counsel determines to be desirable or that is required by applicable law or the listing standards of the Nasdaq Stock Market.

The Compensation Committee also: determines the policy for awarding stock options and/or restricted stock grants to other new hires; makes grants of stock options and/or restricted stock to other employees; works with the Board in overseeing our 401(k) Plan; periodically reviews our staffing, including open positions and turnover; receives reports on our health and safety records and any equal employment opportunity claims, investigations and reports; and considers our medical and other health benefits, including potential changes and enhancements, from both a cost and a competitive perspective.

Role of the Chief Executive Officer and Management

The Compensation Committee confers regularly with Mr. Ungaro, our Chief Executive Officer, and other senior officers and members of our Human Resources department regarding the structure and effectiveness of our compensation plans and proposals for changes to our compensation programs. As members of our Board, Compensation Committee members obtain information regarding our tactical and strategic objectives, goals, operational and financial results, our annual financial plan and the outlook regarding our future performance. The Compensation Committee meets twice each year with Mr. Ungaro to review his performance and at least once a year to review his evaluation of the performance of other senior officers, and annually to review his recommendations for the compensation of the other senior officers, including the other Named Executive Officers. Mr. Ungaro’s recommendations cover base salary, the structure of the annual cash incentive plan, including target awards and performance goals and objectives for each senior officer and the level and form of equity grants.

Role of Compensation Consultants

The Compensation Committee retained Mercer to review our compensation programs for senior officers, advise the Compensation Committee regarding total compensation philosophy, define the applicable market and conduct benchmarking analyses and provide continuing insight into and education on executive compensation trends and practices. The Compensation Committee actively seeks an independent broad view of current compensation levels, practices and programs, particularly in the high-technology industry. Mercer reported directly to the Compensation Committee and has not performed any services for our management either prior to or since its engagement by the Compensation Committee. The Compensation Committee confirmed that Mercer was an independent compensation advisor to the Compensation Committee and that its engagement did not present any conflicts of interest.

Benchmarking and Other Factors

For its 2014 compensation decisions, the Compensation Committee considered Mercer’s recommendations to contextualize the overall total compensation approach and general market competitiveness and compared the compensation approach to our peer group companies.

When considering companies for inclusion as one of our peer group companies, the Compensation Committee considers companies that are in our industry, are similar to us with respect to elements such as operating results, research and development investments and product solutions, and those companies with whom we compete in the recruitment of executive officers. For 2014, the Compensation Committee selected the following companies to comprise our peer group: F5 Networks, Inc., Super Micro Computer, Inc., FEI Company, Silicon Graphics International Corp., Emulex Corporation, QLogic Corporation, Fusion-io, Inc., Ocz Technology Group, Inc., Extreme Networks, Inc., Radisys Corporation, Micrel, Incorporated, Mercury Systems, Inc., Electro Scientific Industries, Inc., Ansys Inc., OSI Systems and Quantum Corp.

Additionally, the Compensation Committee also relied on data from the 2014 Radford Global Technology Survey, which is comprised of organizations within the technology sector and includes data subsets that are comprised of organizations that are similar to us in terms of size.

As in previous years, the Compensation Committee, in making specific decisions regarding each Named Executive Officer (other than Mr. Ungaro)’s compensation, also considered Mr. Ungaro’s recommendations described above regarding our other senior officers and factors such as the internal and external relative parity among senior management, the experience and performance of individual officers, their current compensation levels, their potential impact within Cray and the reasonableness of the officer’s compensation in light of our compensation objectives and our operational and financial performance. Historically, we have had a relatively flat salary structure for our senior officers, with the significant differences in total compensation among the senior officers reflected in short-term cash and long-term equity incentive awards. This approach helps us manage our fixed costs and yet provides the potential for higher compensation levels based on performance-dependent, short- and long-term incentives.

The Compensation Committee recognized that competition for our Named Executive Officers, including Mr. Ungaro, generally comes from much larger companies with significantly greater resources, whether in the high performance computing industry or other technology companies, for which directly comparable compensation information may not be publicly available. The Compensation Committee also believes that for technical and engineering positions, there are less consistently defined positions across technology companies so that the survey and peer group compensation information is less directly applicable to them.

Each of the Named Executive Officers has significant high performance computing experience or achievements and roles not reflected in general survey and peer group analyses. The Compensation Committee also supplemented the specific compensation information provided by Mercer with its collective experience, judgment and trending assumptions to establish the 2014 compensation for the Named Executive Officers and other senior officers.

Results of the 2014 Say-on-Pay Vote

The Compensation Committee considered the results of our 2014 say-on-pay vote that reflected strong support for our compensation practices and decided to continue our existing compensation policies and practices. At the 2011 annual shareholders meeting, the shareholders voted, on an advisory basis, to approve the Board’s recommendation that future advisory votes on our executive compensation be held every year and we have determined to follow the shareholder vote and hold an advisory vote on our executive compensation every year.

2014 Compensation Determinations

Overview — Total Target Compensation

The Compensation Committee has adopted a total target compensation approach for our Named Executive Officers and other senior officers that framed its decisions related to:

•	Base salary;

•	Target awards under our 2014 annual cash incentive plan; and

•	Long-term equity grants of stock options and restricted stock.

Given our operational and financial performance in 2013 and earlier and in light of Mercer’s analyses and other factors described in this Proxy Statement, the Compensation Committee:

•

Maintained base salaries for Messrs. Ungaro, Henry and Parthasarathi and Dr. Williams (Dr. Scott and Mr. Waite joined us during 2014 and their starting salaries are reflective of analyses of the compensation payable by companies that we consider to be in our peer group and other high-technology companies of comparable size and scope);

•

Maintained the target bonus awards as a percentage of base salary for Messrs. Ungaro, Henry and Parthasarathi and Dr. Williams and set the target bonus award as a percentage of base salary for Dr. Scott under the balanced scorecard component of our 2014 annual cash incentive plan (Mr. Waite was not eligible to participate in our 2014 annual cash incentive plan and did not have a target bonus award since his employment with us did not commence until December 1, 2014); and

•	Granted long-term equity awards in the form of stock options and restricted stock to Messrs. Ungaro, Henry and Parthasarathi and Dr. Williams and restricted stock to Dr. Scott and Mr. Waite.

As a result of these decisions, approximately 58% to 81% of the total 2014 target compensation for our Named Executive Officers was performance-based and dependent upon organizational and individual performance.

The Compensation Committee believes that the overall structure of the compensation for the Named Executive Officers is in furtherance of our compensation philosophy and objectives in providing, within our means and for our industry, competitive total target compensation with sufficient base salaries coupled with a significant proportion of the total target compensation based on performance and at risk, including a meaningful proportion that is equity-based, to align the officers’ interests with those of our shareholders and provide a strong retention and performance incentive.

Base Salary

The Compensation Committee uses a salary structure based on market data as a tool to estimate competitive base salaries. With Mr. Ungaro’s assistance (except with respect to Mr. Ungaro’s salary), the salary of each executive officer is evaluated relative to the market median salary according to experience, qualifications, performance and the particular impact the role can have within Cray. The actual salaries of our Named Executive Officers averaged at or below the estimated market median of the position based on competitive market data.

The Compensation Committee considered the base salaries of Messrs. Ungaro, Henry and Parthasarathi and Dr. Williams to be appropriate. Dr. Scott and Mr. Waite joined us during 2014 and each of their base salaries were determined as part of the negotiation of their respective total compensation packages, which involved an analysis of the compensation payable by companies that we consider to be in our peer group and other high-technology companies of comparable size and scope. While Named Executive Officers salaries are reviewed each year, increases are infrequent.

Annual Cash Incentive Compensation Plan

Our annual cash incentive plan is an important element of the compensation program for all of our employees, including the Named Executive Officers. This annual cash incentive plan provides performance-based cash incentives based on our performance and individual performance against specific targets, with the purpose of motivating and rewarding achievement of our critical, tactical, strategic and financial goals. Our 2014 annual cash incentive plan for our senior officers, including all Named Executive Officers (other than Mr. Waite), was based on a balanced scorecard award plan, which in turn was based on quantitative financial and qualitative operational goals, consistent with 2013. Mr. Waite was not eligible to participate in our 2014 annual cash incentive plan since his employment with us did not commence until December 1, 2014. These awards were payable only if the specified performance objectives were achieved.

Based on benchmarking data, the target awards as a percentage of base salary for Mr. Ungaro and Dr. Williams were above the 75th percentile and the target awards as a percentage of base salary for Messrs. Henry and Parthasarathi and Dr. Scott were between the 50th and 75th percentiles. Mr. Waite was not eligible to participate in our 2014 annual cash incentive plan since his employment with us did not commence until December 1, 2014. When comparing our Named Executive Officers to benchmarking data, the Compensation Committee wanted a greater proportion of their variable compensation relative to total compensation to be at risk and based on performance, thus emphasizing the incentive nature of their compensation. The Compensation Committee also believed that the incentive plan targets contained rigorous thresholds that must be met before the target awards can be earned, which thresholds have prevented incentive plan awards being paid in previous years.

Annual Cash Incentive Compensation Targets

The following table sets forth the 2014 target award amount for the Named Executive Officers listed below pursuant to our 2014 annual cash incentive plan:

Named Executive Officer	Title	Target Award as % of Base Salary
Peter J. Ungaro	President and Chief Executive Officer	150%
Brian C. Henry	Executive Vice President and Chief Financial Officer	65%
Steven L. Scott	Senior Vice President and Chief Technology Officer	65%
Margaret A. Williams	Senior Vice President of Research and Development	75%
Arvind Parthasarathi	Former Senior Vice President and General Manager, YarcData	65%

Balanced Scorecard Awards

The following is a description of the balanced scorecard components and goals for our Named Executive Officers:

General Conditions. The minimum percentage achievement for each balanced scorecard goal was 25% (at the “Threshold” target — below the Threshold target achievement was set at 0%) and the maximum was 200% (at the “Maximum” target). In addition, our approach has been to set “stretch” goals such that even threshold attainment can reflect a significant accomplishment and therefore 0% attainment on a particular goal can result from what by external standards could be deemed successful execution. Subject to the caps described below, the achievement for each balanced scorecard goal was added based on the weighting of that particular goal for the individual to determine an overall balanced scorecard percentage payout.

The aggregate bonus payment to all participants under the annual cash incentive plans for executive officers and employees (the “Bonus Plans”) may not exceed 40% of PBOI (“pre-bonus” operating income, defined below). To the extent, absent this cap, the aggregate bonus payment under the Bonus Plans would exceed 40% of

PBOI, all such bonus payments are reduced on a pro-rata basis such that the aggregate bonus payment under the Bonus Plans equals 40% of PBOI. “PBOI” means Operating Income with aggregate bonuses otherwise payable under the Bonus Plans added back.

Balanced Scorecard Goals. In setting 2014 performance goals for the annual cash incentive plan, the Compensation Committee set performance goals with varied weighting for each participating Named Executive Officer, depending on their areas of responsibility and the factors over which they have the most influence. Each participating Named Executive Officer, had individual Leadership goals and the following quantitative financial goals and scaling goals for 2014, for the following reasons:

•	Revenue to emphasize the importance of improving our overall financial performance by expanding our addressable market in areas where we can leverage our experience and technology.

•

Adjusted Operating Income (our reported operating income after adding back any non-cash accounting changes, restructuring charges or impairment costs and one-time events) to reward both controlling expenses and increasing gross profit contributions toward our long-term goal of profitable growth.

•

Big Data Business Revenue (2014 storage and data management revenue and certain qualifying big data related revenue or bookings from our other business units) to emphasize the importance of these early- stage but growing businesses.

•	Monthly Company-Wide Scaling goals to emphasize the importance of planning and preparing operationally for rapid growth.

With respect to the Revenue goal, the minimum goal, or 25% attainment, was $550 million, the target goal, or 100% attainment, was $625 million, and the maximum goal, or 200% attainment, was $725 million. With respect to the Adjusted Operating Income goal, the minimum goal, or 25% attainment, was $6.5 million, the target goal, or 100% attainment, was $26 million, and the maximum goal, or 200% attainment, was $52 million. With respect to the Big Data Business Revenue goal, the minimum goal, or 25% attainment, was $75 million, the target goal, or 100% attainment, was $100 million, and the maximum goal, or 200% attainment, was $140 million. With respect to the Monthly Company-Wide Scaling goals, the minimum goal, or 25% attainment, was 47 goals, the target goal, or 100% attainment, was 59 goals, and the maximum goal, or 200% attainment, was 79 goals.

In addition to the quantitative financial goals, each Named Executive Officer had his or her own Leadership goals, which are described in more detail below. With respect to the Leadership goals, the minimum goal, or 25% attainment, was Meets Some Expectations, the target goal, or 100% attainment, was Fully Meets Expectations, and the maximum goal, or 200% attainment, was Dramatically Exceeds Expectations.

If actual results fell between the specified levels but above the minimum threshold goal, a resulting percentage could, in the discretion of the Compensation Committee, be interpolated.

Individual Balanced Scorecards. The 2014 scorecards for each Named Executive Officer are the same except for their Leadership goals:

Peter J. Ungaro — Mr. Ungaro’s scorecard was weighted 25% for Revenue, 15% for Big Data Business Revenue, 10% for Monthly Company-Wide Scaling goals, 40% for Adjusted Operating Income and 10% for Leadership goals. Mr. Ungaro’s Leadership goals included positioning us for growth, building a big data strategy, evaluating strategic options to accelerate our business goals, living our core values and continued compliance with applicable governmental rules and regulations.

Brian C. Henry — Mr. Henry’s scorecard was weighted 25% for Revenue, 15% Big Data Business Revenue, 10% for Monthly Company-Wide Scaling goals, 40% for Adjusted Operating Income and 10% for

Leadership goals. Mr. Henry’s Leadership goals included goals relating to the on-time delivery of manufactured products, implementing finance and budgeting tools, living our core values and continued compliance with applicable governmental rules and regulations.

Steven L. Scott — Dr. Scott’s scorecard was weighted 25% for Revenue, 15% Big Data Business Revenue, 10% for Monthly Company-Wide Scaling goals, 40% for Adjusted Operating Income and 10% for Leadership goals. Dr. Scott’s Leadership goals included working on product roadmaps, living our core values and continued compliance with applicable governmental rules and regulations.

Ryan W. J. Waite — Mr. Waite did not have an individual balanced scorecard as he was not eligible to participate in our annual cash incentive plan since his employment with us did not commence until December 1, 2014.

Margaret A. Williams — Dr. Williams’ scorecard was weighted 25% for Revenue, 15% Big Data Business Revenue, 10% for Monthly Company-Wide Scaling goals, 40% for Adjusted Operating Income and 10% for Leadership goals. Dr. Williams’ Leadership goals included reaching certain supercomputing product revenue, completing research and development deliverables and milestones, living our core values and continued compliance with applicable governmental rules and regulations.

Arvind Parthasarathi — Mr. Parthasarathi’s scorecard was weighted 25% for Revenue, 15% Big Data Business Revenue, 10% for Monthly Company-Wide Scaling goals, 40% for Adjusted Operating Income and 10% for Leadership goals. Mr. Parthasarathi’s Leadership goals included attaining revenue goals in Urika, meeting certain deliverables, living our core values and continued compliance with applicable governmental rules and regulations. Mr. Parthasarathi’s employment with us was terminated effective as of August 15, 2014 and actual payments made to Mr. Parthasarathi pursuant to our 2014 annual cash incentive plan were made in accordance with our Executive Severance Policy. Mr. Parthasarathi’s 2014 bonus payment was 75% of his target award under our Executive Severance Policy.

For 2014, the percentage achievement for the Revenue goal was determined to be 36.6%, the percentage achievement for the Adjusted Operating Revenue goal was determined to be 35.3%. Attainment against the Big Data Business Revenue goal was determined to not meet the minimum threshold. The percentage achievement for the Monthly Company-Wide Scaling goals was 115.6%.

It was determined that each of Messrs. Ungaro and Henry and Dr. Scott attained 100% of their respective Leadership goals under our 2014 cash incentive plan and Dr. Williams attained 90% of her Leadership goals under our 2014 cash incentive plan.

Difficulty of Performance and Net Income Targets

We believe that the Compensation Committee has historically set performance targets for our annual cash incentive plan that are achievable, but require significant effort to be met, with annual incentive awards at target being at substantial risk and incentive awards above target being very difficult to realize. In the past nine years, we paid no cash incentive awards for 2007, paid at-target awards for 2006, paid above-target awards for 2008 and 2012, and paid below-target awards for 2009, 2010, 2011, 2013 and 2014.

Discretionary Bonuses

Our Compensation Committee may award discretionary cash bonuses to, among other things, incentivize new hires, encourage retention of executives and reward individuals or groups of individuals who make exceptional contributions to Cray. The Compensation Committee awarded both Dr. Scott and Mr. Waite signing bonuses paid in cash as an inducement for them to join us.

Long-Term Equity Awards

We grant stock options and restricted stock for certain new hires, principally for senior manager and officer positions and generally on an annual basis as part of the total target compensation plan for the Named Executive Officers and other senior officers. In accordance with our compensation philosophy and objectives described above, these grants are designed to:

•	Align the interest of recipients with our shareholders;

•	Motivate and reward recipients to increase shareholder value over the long-term;

•	Provide a significant portion of their total target compensation at risk subject to future performance; and

•	Provide a retention incentive.

As noted earlier, in the past several years we have recruited a number of key senior officers and through that process have learned that the available talent pool in our industry is limited and that candidates and our officers have significant other opportunities. Given these circumstances, the Compensation Committee has emphasized the retention nature of equity awards to keep our senior management team in place.

Time-Based Equity Awards

To provide longer-term performance and retention incentives, we generally grant stock options with ten-year terms and four-year vesting schedules, with exercise prices equal to 100% of the grant date fair market value (determined by the most recent closing price for our common stock prior to the time of grant). Equity awards are typically granted each year. Whether grants are made and the number of shares granted varies based on many factors, including financial performance and retention concerns. As financial gain from stock options depends on increases in the market price for our common stock after the date of grant, we believe option grants encourage recipients to focus on performance and initiatives that should lead to an increase in the market price of our common stock, which benefits all of our shareholders. In addition, for unvested restricted stock, and when the market price for the underlying common stock is higher than the exercise prices of stock options that are not fully vested, those grants of restricted stock or options provide a retention incentive. Stock options, however, represent a high-risk and potential high-return component, as the realizable value, and consequently the retention incentive, of each option can fall to zero if the market price for the underlying common stock falls below the exercise price.

We grant restricted stock with vesting dependent on continued employment, generally with four-year vesting schedules, with one quarter of the granted shares vesting each year. Awards of restricted stock are designed to increase each recipient’s ownership of our common stock, thereby aligning their interests with shareholders and, with a longer-term vesting schedule, to provide a significant long-term retention incentive.

Performance-Based Equity Awards

To provide specific performance incentives with respect to the development of our big data analytics business, some of our employees, including Messrs. Ungaro, Henry and Parthasarathi, were granted Performance Vesting Restricted Stock Awards in 2013. These awards of restricted stock vest, if at all, only upon the achievement of certain operational and strategic performance criteria related to the operation of our big data analytics business or upon a change of control of Cray. The Compensation Committee continues to believe that, in the right circumstances, performance-based vesting of equity awards can create a significant performance incentive.

Target Total Equity Awards

Mercer provided market data estimating the total long-term incentive values expressed as multiples of base salaries for each of the Named Executive Officers (other than Mr. Waite). In determining the size of equity awards, the Compensation Committee considered the Named Executive Officer’s (i) contributions to our overall performance, (ii) future potential performance and contributions to Cray, (iii) current ownership of our common stock, (iv) extent and frequency of prior option grants and restricted stock awards and (vi) unvested stock options and restricted stock and the remaining duration of the outstanding options and restricted stock.

The following table sets for the value of the 2014 equity grants to the Named Executive Officers expressed as a multiple of their respective base salary:

Named Executive Officers	Title	Total Equity Award Value as a Multiple of Base Salary(1)
Peter J. Ungaro	President and Chief Executive Officer	2.91x
Brian C. Henry	Executive Vice President and Chief Financial Officer	1.88x
Steven L. Scott	Senior Vice President and Chief Technology Officer	5.92x(2)
Ryan W. J. Waite	Senior Vice President of Products	2.72x(3)
Margaret A. Williams	Senior Vice President of Research and Development	0.69x
Arvind Parthasarathi	Former Senior Vice President and General Manager, YarcData	1.12x(4)

(1)	These multiples are based upon the total equity award value at the time the Compensation Committee approved the grants. For restricted stock, the value is based on the closing price per share of our common stock at the time the Compensation Committee approved the grants. For stock options, the value is based on one-half of the closing price per share of our common stock one business day prior to the time the Compensation Committee approved the grants.

(2)	Dr. Scott’s equity award in 2014 was granted by our Compensation Committee as an incentive for him to join us. This award was a one-time, non-recurring incentive as an inducement to Dr. Scott to join us and to match similar awards offered by companies in our peer group.

(3)	Mr. Waite’s equity award in 2014 was granted by our Compensation Committee as an incentive for him to join us. This award was a one-time, non-recurring incentive as an inducement to Mr. Waite to join us and to match similar awards offered by companies in our peer group.

(4)	Mr. Parthasarathi’s employment with us terminated effective as of August 15, 2014. Actual total payments made to Mr. Parthasarathi in 2014 were made in accordance with our Executive Severance Policy.

As explained above, the Compensation Committee has not used any one factor in its equity grant determinations nor set a specific burn or use rate. The Compensation Committee expects that the pool of options and restricted stock currently available for grants is sufficient to meet our current and future requirements.

For information regarding equity grants in 2014 and in prior years, see the tables and associated footnotes and narratives under “Compensation Tables” below.

Severance Policy and Change of Control Agreements

We have adopted an executive severance policy and entered into certain change of control agreements and titled management retention agreements, designed to attract and retain officers in a competitive marketplace for talent, to retain officers during the uncertainty of rumored or actual fundamental corporate changes and to ensure that the officers evaluate any potential acquisition situations impartially without concern for how they may be personally affected. We believe that these plans are important competitive considerations, as it is generally believed that it takes senior corporate officers significant time to find new employment after their employment ends. We have a policy that prohibits the inclusion of any new provisions related to 280G gross-up payments and requires the removal of any provisions related to 280G gross-up payments in any existing agreement or arrangement with any executive officer in the event the material compensation terms of any such arrangement or agreement are amended in a manner that is materially favorable to the executive.

Executive Severance Policy.    In October 2002, our Board adopted an Executive Severance Policy that covered our then senior executive officers. We updated the Executive Severance Policy in late 2008 to comply with Section 409A of the IRC, and in December 2010 in order to comply with Section 409A of the IRC, and eliminate unnecessarily complex provisions. If officers are terminated without Cause or resign for Good Reason, as those terms are defined in the Policy, the officers receive a single lump sum payment equal to six to 12 months of base salary, depending on their position and how long they have served as officers, continuation of health and term life insurance benefits for a period generally ranging from six to 12 months (or up to 18 months in certain circumstances), and outplacement services. Mr. Ungaro and Mr. Henry also receive their full target incentive award in accordance with our previous agreements with each of them, which were negotiated in 2005 when Mr. Ungaro was named our President and Mr. Henry first joined us. The other covered officers also receive part or all of their respective target cash incentive awards for the year in which their employment terminates depending on the timing of their termination. To receive these benefits, the officer must provide us with a general release and continue to comply with his or her confidentiality and other agreements with us. For officers who are not parties to the management retention agreements discussed below, the Policy provides benefits following a Change of Control if they are terminated without Cause or terminate for Good Reason, as such terms are defined in the Policy, within 24 months of the Change of Control. Our obligations under the Policy are unfunded, and our Board has the express right to modify or terminate the Policy at any time prior to a potential Change of Control or Change of Control, as that term is defined in the Policy, or prior to delivery of a notice of termination of employment for a covered officer.

Management Retention Agreements.    In 2008, we began entering into change of control agreements with Named Executive Officers and certain other senior officers. In 2011, we amended the form of Management Retention Agreement, which modified the earlier agreements to comply with Section 409A of the IRC. Payments are made under these agreements only if two events occur (often referred to as a “double-trigger” form of agreement): first, there must be a Change of Control; and, second, within 24 months after the Change of Control, the officer’s employment is terminated without Cause or the officer resigns for Good Reason, as such terms are defined in the agreement. If the agreements apply, the officer is to receive a lump sum payment equal to two times the officer’s annual compensation (base salary plus annual cash incentive plan award at target), payment of the COBRA costs for medical benefits for 18 months, reimbursement of the cost of term life insurance for 24 months, the acceleration of vesting of all stock options and 12 months to exercise all options after termination or, if earlier, until the options expire, and outplacement services. If there is a dispute as to whether “Cause” or “Good Reason” exists, the officer remains an employee until the dispute is settled, with Cray having the election to have the officer continue to work or be placed on paid leave. All or a part of certain payments may be delayed to after six months following termination of employment, as required by Section 409A of the IRC. In the prior agreements, we provided for a tax gross-up payment if payments are subject to an “excess parachute payment” excise tax. We believed at the time these agreements were entered into that tax gross-up payments were an appropriate component of executive compensation so that the recipient could receive the benefit of the intended compensation without regard to the complexity of the calculations of “excess parachute payments” and because the payment would be limited to two times annual compensation and benefits, rather than the higher levels generally permitted by IRC before the excise tax is imposed. We have a policy that mandates any future amendments to these retention agreements meeting specific criteria must remove these gross-up payments and that no gross-up payments be included in any new retention agreements.

In addition, the agreements with Mr. Ungaro and Mr. Henry each provide that, for a one-month period beginning six months following a Change of Control, he can resign and receive the benefits under his Agreement if at such time he no longer holds his same position and reporting relationship at a company registered under the Exchange Act as he held with us prior to the Change of Control. This was added as a competitive provision and balanced the key nature of their current positions with a publicly-held company, the loss of which constitutes a substantial diminution of job responsibilities and duties, and the provision of an appropriate period following a Change of Control to permit negotiations as to their respective positions, if any, with the new controlling entity.

Stock Option Plans and Restricted Stock Agreements.    Our stock option plans and restricted stock agreements (other than the restricted stock agreements reflecting the Performance Vesting Restricted Stock Awards) provide that if Cray is sold and the existing options and restricted stock are not continued or assumed by the successor entity, or paid out in an amount equal to the excess of the fair market value over the exercise price or purchase price, then each optionee would have the opportunity to exercise his or her options in full, including any portion not then vested, and the options would terminate upon the sale becoming effective, and the restricted stock would vest in full. We believe that acceleration of vesting of options and restricted stock is appropriate when the options and restricted stock grants are not continued or assumed by the successor company or paid out in an amount equal to the excess of the fair market value over the exercise price or purchase price, as the recipient has not received the full contemplated benefit of the equity award due to circumstances beyond the recipient’s control. In addition, our restricted stock agreements (other than the restricted stock agreements reflecting the Performance Vesting Restricted Stock Awards) generally provide that if the holder’s employment is terminated without Cause or for Good Reason following a change of control or dies or suffers a disability, all restricted shares not then vested shall immediately vest. In addition, if a Named Executive Officer has held restricted stock for 18 months and his or her employment is terminated for any reason other than Cause, then the Named Executive Officer receives a pro-rata portion of the unvested shares based on the time period he or she has held the restricted stock compared to the four-year vesting period.

The Executive Severance Policy, the Management Retention Agreements and the stock option plans and restricted stock agreements (other than the restricted stock agreements reflecting the Performance Vesting Restricted Stock Awards) are described in more detail under “Termination of Employment and Change of Control Arrangements — Narrative to the Termination of Employment and Change of Control Payments Table” below.

Retirement Plans

Our only retirement plan for all U.S. employees, including the Named Executive Officers, is a qualified 401(k) plan under which employees may contribute a portion of their salary on a pre-tax basis. Participants may invest in a limited number of mutual funds, and may sell, but may not direct the purchase of, shares of our common stock. For 2014, we matched 15.0% of the participant’s total 2014 contributions in cash.

We do not have any pension plan for any of our U.S. employees, including our Named Executive Officers. We do not have any plan for any of our Named Executive Officers or other employees that provides for the deferral of compensation on a qualified or non-qualified basis under the IRC other than our 401(k) Plan.

Additional Benefits and Perquisites

We have health and welfare plans available on a non-discriminatory basis to all employees in the United States designed to meet the health and welfare needs of our employees and their families and to provide a total competitive compensation package. We provide these benefits to the Named Executive Officers and other senior officers on the same terms and conditions as provided to all other eligible employees:

•	Group health insurance and dental and vision benefits;

•	Life insurance based on salary, with additional coverage available for purchase up to a maximum of $500,000;

•	Employee Stock Purchase Plan qualified under Section 423 of the IRC;

•	Long-term care insurance;

•	Short-term and long-term disability insurance;

•	Supplemental income protection (available for purchase);

•	Flexible spending accounts for health care and dependent care; and

•	An employee assistance plan and travel assistance plan.

We do not provide benefits or perquisites for the Named Executive Officers or other senior officers that are not available on the same terms to our employees generally.

CEO Stock Ownership Guidelines.    We have stock ownership guidelines for our Chief Executive Officer in furtherance of our goal of aligning the interests of our Chief Executive Officer with those of our shareholders.

Under the guidelines, our Chief Executive Officer is expected to hold 200,000 vested shares of our common stock, which amount represented, when we adopted this guideline, at least three (3) times the value of his then- current base salary based on the closing stock price of our stock as of December 31, 2010 (this amount is greater than three (3) times his current base salary based on the closing price per share of our common stock on December 31, 2014), within the later of five years from appointment as Chief Executive Officer and February 2016.

Compensation Recovery.    We have a recoupment or “clawback” policy for cash and equity incentive awards paid to executive officers. The policy provides that if an executive officer’s actual compensation was based upon the achievement of financial results that were subsequently the subject of a substantial restatement of our financial statements and the executive officer’s fraud or intentional illegal conduct materially contributed to that financial restatement, then, in addition to any other remedies available to us under applicable law, to the extent permitted by law and as the Board determines appropriate, we may:

•	cancel any outstanding compensation award granted after the adoption of the policy (whether or not granted pursuant to a plan and regardless of whether it is vested or deferred); and/or

•

require recoupment of all or a portion of any after-tax portion of any bonus, incentive payment, commission, equity-based award or other compensation granted or received after the adoption of the policy.

Under the policy, it is a requirement that the individual was an executive officer when the compensation was granted or received and that the financial restatement resulted in greater compensation than would have otherwise been received.

Securities Trading Policies

Our securities trading policy includes that, except for trades pursuant to approved Rule 10b5-1 plans, directors, officers and employees may not trade in Cray securities while possessing material nonpublic information concerning Cray or trade in Cray securities outside of the applicable trading windows. Our securities trading policy further includes that directors, officers and employees may not purchase or sell puts or calls to sell or buy our common stock, engage in short sales or any other hedging transactions with respect to our common stock, or buy our common stock on margin or pledge shares of our common stock. Except for trades pursuant to approved Rule 10b5-1 plans, our policy restricts trading in Cray securities by directors, officers and employees to open window periods following the widespread public release of our quarterly and annual financial results.

Tax Deductibility

Section 162(m) of the IRC limits to $1 million per person the amount that we may deduct for compensation paid in any one year to our Chief Executive Officer and certain of our most highly compensated officers. This limitation does not apply, however, to “performance-based” compensation, as defined in the IRC. Our stock options generally qualify as “performance-based” compensation, except for incentive stock options. Payments to our Chief Executive Officer and certain of our most highly compensated officers under our annual cash incentive plan and our outstanding restricted stock grants do not qualify as “performance-based” compensation and are not deductible to the extent that the $1 million limit is exceeded. The deductibility of some types of compensation payments depends upon the timing of the awards and the vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond our control, also can affect deductibility of compensation. Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs, particularly given our considerable net loss carry-forward position for U.S. tax purposes. Rather, we maintain the flexibility to structure our compensation programs in ways that promote the best interests of our shareholders.

Compensation Committee Report

The Compensation Committee is responsible for overseeing our compensation policies, plans and benefits program, the compensation of the Chief Executive Officer and other senior officers and the administration of our equity compensation plans. As set forth in the Compensation Committee’s charter, which can be found at: www.cray.com under “Company Information — Investors — Corporate Governance,” the Compensation Committee acts only in an oversight capacity, and relies on the work and assurances of management and outside advisers that the Compensation Committee retains. The Compensation Committee believes it has satisfied its charter responsibilities for 2014.

The Compensation Committee has worked with management for the past several years to develop a systematic compensation philosophy and structure. The Compensation Committee retained Mercer to advise the Compensation Committee. The analysis and advice provided by Mercer formed the basis in many respects for the 2014 executive compensation decisions as described in the foregoing Compensation Discussion and Analysis.

A second focus area of the Compensation Committee has been the structure and strength of our senior management team. The Compensation Committee meets twice a year with Mr. Ungaro to review his performance as our Chief Executive Officer and to obtain his assessment of the strengths and weaknesses of the management team. The Compensation Committee believes that under Mr. Ungaro’s leadership, we have made great strides in a very competitive market. The Compensation Committee has worked with Mr. Ungaro to develop a strong “performance culture” at Cray. One aspect of that process has been emphasis on succession plans, identification of high potential, at-risk and retiring employees and efforts to improve the officers’ management and leadership skills within our management group. Another aspect, as is reflected in our compensation structure, is to add significant retention and incentive elements in long-term compensation awards to competitive base salaries, as discussed in the foregoing Compensation Discussion and Analysis.

The Compensation Committee has reviewed and discussed with management the above Compensation Discussion and Analysis. Based on that review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Frank L. Lederman, Chair

Stephen C. Kiely

Stephen C. Richards

Max L. Schireson

Compensation Tables

The tables on the following pages describe, with respect to our Named Executive Officers, the 2014, 2013 and 2012 salaries, bonuses, incentive awards and other compensation reportable under SEC rules, plan-based awards granted in 2014, values of outstanding equity awards as of year-end 2014, exercises of stock options and vesting of restricted stock awards in 2014, and potential payments upon termination of employment and following a Change of Control.

Summary Compensation

The following table summarizes the compensation for the indicated years for our Named Executive Officers for the year ended December 31, 2014 including Mr. Parthasarathi whose employment with us terminated effective August 15, 2014.

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus		Stock Awards(1)(2)		Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total(6)
Peter J. Ungaro President and Chief Executive Officer	2014	$500,000		—		$975,600		$400,318	$263,100	$2,625	$2,146,643
	2013	$475,000	(7)	$3,250	(8)	$1,353,915		$414,262	$621,750	$2,187	$2,870,364
	2012	$450,000		—		$779,831		$432,598	$1,012,500	$2,125	$2,677,054

Brian C. Henry	2014	$365,000		—		$460,700		$189,039	$83,200	$3,450	$1,101,389
Executive Vice President and Chief Financial Officer	2013	$352,500	(9)	—		$722,088		$226,672	$196,680	$2,875	$1,500,815
	2012	$340,000		—		$419,909		$232,938	$331,500	$2,812	$1,327,159

Steven L. Scott Senior Vice President and Chief Technology Officer	2014	$107,698	(10)	$200,000	(11)	$2,070,400	(12)	—	$24,900	—	$2,402,998

Ryan W. J. Waite Senior Vice President of Products	2014	$23,077	(13)	$160,000	(14)	$814,750	(15)	—	—	—	$997,827

Margaret A. Williams Senior Vice President of Research and Development	2014	$400,000		—		$185,850		$76,998	$102,900	$3,450	$769,198
	2013	$362,500	(16)	—		—		—	$286,500	$2,875	$651,875
	2012	$325,000		$50,000	(17)	$419,909		$232,938	$316,875	$2,913	$1,347,635

Arvind Parthasarathi. Former Senior Vice President and General Manager, YarcData	2014	$196,731	(18)	—		$94,520		$230,350	—	$778,526	$1,300,127
	2013	$310,000		—		$1,584,582		$39,081	$171,074	$1,863	$2,106,600
	2012	$280,192	(19)	$40,000	(20)	$2,433,056	(21)	$166,384	$272,439	$1,565	$3,193,636

(1)	These amounts represent the aggregate grant date fair value of restricted stock awards, without reflecting forfeitures, computed in accordance with ASC 718 for 2014, 2013 and 2012, respectively. These amounts do not represent the actual amounts paid to or realized by the Named Executive Officer for these awards during years 2014, 2013 or 2012. The value as of the grant date for restricted stock awards is recognized over the number of days of service required for the grant to become vested. See the section entitled “Share-Based Compensation” in Note 2 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014, for a description of the valuation of these restricted stock awards. The amount any Named Executive Officer realizes, if any, from these restricted stock awards will depend on the future market value of our common stock when these shares are sold, and there is no assurance that the Named Executive Officers will realize amounts at or near the values shown.

(2)

The valuation methodology for Stock Awards as described in footnote (1) does not take into account the performance vesting criteria (and the reduced likelihood of vesting) associated with the Performance Vesting Restricted Stock Award included in the value of the Stock Awards. The Performance Vesting Restricted Stock

Awards vest, if at all, only upon the achievement of certain operational and strategic performance criteria exclusively related to the operation of our big data analytics business or upon a change of control of Cray. The Performance Vesting Restricted Stock Awards will expire completely if the operational and strategic performance vesting criteria are not satisfied by the calendar day immediately following that date on which we file our Form 10-K with the SEC for the fiscal year ended December 31, 2016.

(3)	These amounts represent the aggregate grant date fair value of stock option awards, without reflecting forfeitures, computed in accordance with ASC 718 for 2014, 2013 and 2012, respectively. These amounts do not represent the actual amounts paid to or realized by the Named Executive Officer for these awards during years 2014, 2013 or 2012. The value as of the grant date for stock option awards is recognized over the number of days of service required for the grant to become vested.

See the section entitled “Share-Based Compensation” in Note 2 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014, for a description of the valuation of these stock options, including key assumptions under the Black-Scholes pricing model; the values determined by the Black-Scholes pricing model are highly dependent on these assumptions, particularly regarding volatility of the market price for our common stock and expected life of these options. There is no assurance that the options will ever be exercised, in which case no value will be realized by the Named Executive Officer. The amount any Named Executive Officer realizes, if any, from these options depends on the future excess, if any, of the market value of our common stock over the exercise price of the options when the Named Executive Officer sells the underlying shares, and there is no assurance that the Named Executive Officers will realize amounts at or near the values shown.

(4)	The information in this column reflects payments to the Named Executive Officers under our annual cash incentive plan for the indicated year. Payments for amount earned under our 2014 annual cash incentive plan were paid in March 2015. See the “Grants of Plan-Based Awards” table below and “Analyses of 2014 Compensation Determinations — Annual Cash Incentive Compensation Plan” in the Compensation Discussion and Analysis above for a description of the 2014 annual cash incentive plan, including the conditions to payments of awards.

(5)	“All Other Compensation” for 2014 includes matching contributions under our 401(k) Plan:

Officer	401(K) Plan Match	Severance
Peter J. Ungaro	$2,625	—
Brian C. Henry	$3,450	—
Steven L. Scott	$0	—
Ryan W. J. Waite	$0	—
Margaret A. Williams	$3,450	—
Arvind Parthasarathi	$2,625	$775,901	*

*	The amount shown for Mr. Parthasarathi includes: $284,167 (paid to Mr. Parthasarathi in 2014, which is the portion of the total amount of the base salary component of severance pay that we paid to Mr. Parthasarathi in accordance with our Executive Severance Policy); $151,125 (the target incentive award component of severance pay paid by us to Mr. Parthasarathi in accordance with our Executive Severance Policy); $297,951 (the fair market value of his unvested restricted shares, the vesting of which was accelerated on August 15, 2014); $30,656 (coverage under COBRA paid by us to Mr. Parthasarathi in accordance with our Executive Severance Policy); $12,000 (outplacement services paid by us to Mr. Parthasarathi in accordance with our Executive Severance Policy); and an additional two dollars as a result of rounding.

(6)	The amounts shown in the “Total” column are the sum of the amounts shown in the columns for salary, bonus, stock awards, option awards, non-equity incentive plan compensation and all other compensation, as required by SEC rules. Because these sums combine cash payments earned by and made to the Named Executive Officers and amounts not earned by or paid to the Named Executive Officers but rather amounts reflecting the grant date fair value of restricted stock awards and options held by the Named Executive Officers, the actual total amount earned in any year by a Named Executive Officer depends on future events and, for the reasons described in footnotes (1), (2) and (3) above, there is no assurance that the Named Executive Officers will realize a total sum at or near the values shown.

(7)	Mr. Ungaro’s annual salary was increased to $500,000 effective June 29, 2013.

(8)	This amount represents a one-time discretionary bonus received by Mr. Ungaro.

(9)	Mr. Henry’s annual salary was increased to $365,000 effective June 29, 2013.

(10)	Dr. Scott was appointed as our Senior Vice President and Chief Technology Officer on September 8, 2014. His 2014 salary reflects his partial service during 2014. Dr. Scott was compensated based on an annual salary of $350,000.

(11)	This amount represents a one-time signing bonus received by Dr. Scott.

(12)	This amount reflects Mr. Scott’s initial new hire equity award, the size of which was determined as part of the negotiation of his total compensation package.

(13)	Mr. Waite was appointed as our Senior Vice President of Products on December 1, 2014. His 2014 salary reflects his partial service during 2014. Mr. Waite was compensated based on an annual salary of $300,000.

(14)	This amount represents a one-time signing bonus received by Mr. Waite.

(15)	This amount reflects Mr. Waite’s initial new hire equity award, the size of which was determined as part of the negotiation of his total compensation package.

(16)	Dr. Williams’ annual salary was increased to $400,000 effective June 29, 2013.

(17)	This amount represents a one-time discretionary bonus received by Dr. Williams.

(18)	Mr. Parthasarathi’s employment with us terminated effective August 15, 2014 and, therefore, his 2014 salary represents a partial-year employment.

(19)	Mr. Parthasarathi was appointed as our Senior Vice President and General Manager, YarcData in February 2012. His 2012 salary reflects his partial service during 2012. Mr. Parthasarathi was compensated based on an annual salary of $310,000.

(20)	This amount represents a one-time signing bonus received by Mr. Parthasarathi.

(21)	This amount includes Mr. Parthasarathi’s initial new hire equity award, the size of which was determined as part of the negotiation of his total compensation package.

Grants of Plan-Based Awards in 2014

The following table sets forth certain information with respect to the potential cash incentive awards and the equity awards for the year ended December 31, 2014, to the Named Executive Officers. See “Analyses of 2014 Compensation Determinations — Annual Cash Incentive Compensation Plan” and “— Long-Term Equity Awards” in the Compensation Discussion and Analysis above.

Grants of Plan-Based Awards

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards (Shares)		Other Option Awards (Underlying Shares)		Exercise Price of Option Awards ($ per Share)(2)	Grant Date Fair Value(3)
			Threshold	Target	Maximum
											Stock	Options
Peter J. Ungaro	05/21/14	05/21/14	—	—	—	36,000	(4)	36,000	(5)	$26.58	$975,600	$400,318
			$187,500	$750,000	$1,500,000	—		—		—	—	—
Brian C. Henry	05/21/14	05/21/14	—	—	—	17,000	(4)	17,000	(5)	$26.58	$460,700	$189,039
			$59,313	$237,250	$474,500	—		—		—	—	—
Steven L. Scott	09/15/14	09/15/14	—	—	—	80,000	(6)	—		—	$2,070,400	—
			$56,875	$227,500	$455,000	—		—		—	—	—
Ryan W. J. Waite	12/01/14	11/05/14	—	—	—	25,000	(7)	—		—	$814,750	—
			—	—	—	—		—		—	—	—
Margaret A. Williams	08/06/14	08/06/14	—	—	—	7,000	(8)	7,000	(9)	$26.27	$185,850	$76,998
			$75,000	$300,000	$600,000	—		—		—	—	—
Arvind Parthasarathi	05/21/14	05/21/14	—	—	—	8,500	(4)	8,500	(5)	$26.58	$94,520	$230,350

(1)	The threshold payout level represents the minimum aggregate balanced scorecard percentage payout that would result from achieving at least the threshold attainment (25%) for certain components. The target and maximum payout levels represent, respectively, the target attainment (100%) and maximum attainment (200%). Additional information regarding the annual cash incentive plan for 2014 is included under “Analyses of 2014 Compensation Determinations — Annual Cash Incentive Compensation Plan” in the Compensation Discussion and Analysis above.

(2)	In determining the grant date fair market value, we use the most recent closing price for our common stock prior to the applicable Committee or Board meeting at which the grants were approved.

(3)	The grant date fair value of the restricted stock awards and stock option grants is computed in accordance with ASC 718 and represents our total projected expense for financial reporting purposes of those awards and grants. See the section entitled “Share-Based Compensation” in Note 2 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014, for a description of the valuation of these restricted stock awards and stock option grants, including key assumptions under the Black-Scholes pricing model for determining values of stock options; the values determined by the Black-Scholes model are highly dependent on these assumptions, particularly regarding volatility of the market price for our common stock and expected life of the stock options. There is no assurance that the stock options will ever be exercised, in which case no value will be realized by the Named Executive Officer. The amount any Named Executive Officer realizes, if any, from these restricted stock awards and stock option grants depends on the market value of our common stock in the future when the Named Executive Officer sells the restricted shares or the shares underlying the stock options, as the case may be, and there is no assurance that the Named Executive Officers will realize amounts at or near the values shown.

(4)	Reflects the number of restricted stock awards granted on May 21, 2014, pursuant to our shareholder- approved 2013 Equity Incentive Plan. Twenty-five percent of the restricted stock awards vest on each of the anniversaries of May 21, 2014. Restricted stock awards are forfeitable upon certain events and also vest in full upon the death or disability of the recipient and upon certain other events.

(5)	Reflects the number of stock options granted on May 21, 2014, pursuant to our shareholder-approved 2013 Equity Incentive Plan. Twenty-five percent of the stock options vest on May 21, 2015, with the remaining balance vesting monthly over the next 36 months, so that all options will be vested on May 21, 2018. Vesting of stock options is accelerated upon the death or disability of the optionee, and may be accelerated upon certain other events. Additional information regarding the design and terms of these long-term equity awards is included under “Analyses of 2014 Compensation Determinations — Long-Term Equity Awards” and “Severance Policy and Change of Control Agreements — Stock Option Plans and Restricted Stock Agreements” in the Compensation Discussion and Analysis above.

(6)	Reflects the number of restricted stock awards granted on September 15, 2014 to Dr. Scott, pursuant to our shareholder- approved 2013 Equity Incentive Plan. Twenty-five percent of the restricted stock awards vest on each of the anniversaries of September 8, 2014. Restricted stock awards are forfeitable upon certain events and also vest in full upon the death or disability of the recipient and upon certain other events.

(7)	Reflects the number of restricted stock awards granted on December 1, 2014 to Mr. Waite, pursuant to our shareholder- approved 2013 Equity Incentive Plan. Twenty-five percent of the restricted stock awards vest on each of the anniversaries of December 1, 2014. Restricted stock awards are forfeitable upon certain events and also vest in full upon the death or disability of the recipient and upon certain other events.

(8)	Reflects the number of restricted stock awards granted on August 6, 2014, pursuant to our shareholder- approved 2013 Equity Incentive Plan. Fifty percent of the restricted stock awards vest on each of the anniversaries of August 6, 2014. Restricted stock awards are forfeitable upon certain events and also vest in full upon the death or disability of the recipient and upon certain other events.

(9)

Reflects the number of stock options granted on August 6, 2014, pursuant to our shareholder-approved 2013 Equity Incentive Plan. Fifty percent of the stock options vest on each of the anniversaries of August 6, 2014.

Vesting of stock options is accelerated upon the death or disability of the optionee, and may be accelerated upon certain other events. Additional information regarding the design and terms of these long-term equity awards is included under “Analyses of 2014 Compensation Determinations — Long-Term Equity Awards” and “Severance Policy and Change of Control Agreements — Stock Option Plans and Restricted Stock Agreements” in the Compensation Discussion and Analysis above.

Outstanding Equity Awards on December 31, 2014

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2014, held by the Named Executive Officers listed below.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Shares Underlying Unexercised Options			Option Exercise Price ($ per share)(3)	Option Expiration Date	Number of Shares That Have Not Vested(4)		Market Value of Shares That Have Not Vested (5)
	Exercisable(1)	Unexercisable(2)
Peter J. Ungaro	80,000	—		$6.63	05/16/18	50,000	(6)	$1,724,000
	150,000	—		$3.74	05/13/19	32,500	(7)	$1,120,600
	100,000	—		$5.47	05/12/20	20,000	(8)	$689,600
	83,333	16,667	(9)	$6.08	11/16/21	35,625	(10)	$1,228,350
	39,270	25,730	(11)	$12.08	07/01/22	36,000	(12)	$1,241,280
	18,770	34,230	(13)	$19.64	07/01/23
	—	36,000	(14)	$26.58	05/21/24
Brian C. Henry	348	—		$6.63	05/16/18	27,500	(6)	$948,200
	21,667	—		$3.74	05/13/19	17,500	(7)	$603,400
	45,833	9,167	(9)	$6.08	11/16/21	10,000	(8)	$344,800
	21,145	13,855	(11)	$12.08	07/01/22	19,500	(10)	$672,360
	10,270	18,730	(13)	$19.64	07/01/23	17,000	(12)	$586,160
	—	17,000	(14)	$26.58	05/21/24
Steven L. Scott						80,000	(15)	$2,758,400
Ryan W. J. Waite						25,000	(16)	$862,000
Margaret A. Williams	937	7,501	(9)	$6.08	11/16/21	22,500	(6)	$775,800
	21,145	13,855	(11)	$12.08	07/01/22	17,500	(7)	$603,400
	—	7,000	(17)	$26.27	08/06/24	7,000	(18)	$241,360

(1)	All stock options listed in this column are fully vested and exercisable.

(2)	Vesting of stock options granted prior to 2013 are accelerated upon the death or Disability (“Disability” means that, at the time optionee is terminated, optionee has been unable to perform the duties of optionee’s position for a period of six consecutive months as a result of optionee’s incapacity due to physical or mental illness) of the optionee, and may be accelerated upon certain other events. Vesting of options under the 2013 Equity Incentive Plan upon the death or Disability (“Disability” means in the case of incentive stock options, total and permanent disability as defined in Section 22(e)(3) of the IRC and in the case of other awards, as determined by Cray policies) of the optionee is as follows:

If the optionee is terminated because of the optionee’s death (or the optionee dies within three (3) months after a termination other than for Cause (“Cause” means (i) the violation by the optionee of any reasonable rule or policy of the Board or the optionee’s superiors or the chief executive officer or the president of Cray, parent or subsidiary that results in damage to Cray, parent or subsidiary or which, after notice to do so, the optionee fails to correct within a reasonable time; (ii) any willful misconduct or gross negligence by the optionee in the responsibilities assigned to him or her; (iii) any willful failure to perform his or her job as required to meet the objectives of Cray, parent or subsidiary;

(iv) any wrongful conduct of an optionee which has an adverse impact on Cray, parent or subsidiary or which constitutes a misappropriation of the assets of Cray, parent or subsidiary; (v) unauthorized disclosure of confidential information; (vi) the optionee’s performing services for any other Cray, parent or subsidiary or person which competes with Cray, parent or subsidiary while he or she is employed by or provides services to Cray, without the prior written approval of the chairman or president of Cray; or (vii) a resignation by an optionee of employment with or service to Cray, parent or subsidiary if (A) Cray, parent or subsidiary has given prior notice to such optionee of its intent to dismiss the optionee for circumstances that constitute cause, or (B) within two months of the optionee’s resignation, the chairman or president of Cray or the Board determines, which determination shall be final and binding, that such resignation was related to an act which would have led to a termination for cause) or because of the optionee’s Disability), then the optionee’s stock options may be exercised only to the extent that such stock options would have been exercisable by the optionee on the termination date and must be exercised by the optionee’s legal representative, or authorized assignee, no later than twelve (12) months after the termination date (or such shorter time period not less than six (6) months or longer time period not exceeding five (5) years as may be determined by the Compensation Committee), but in any event no later than the expiration date of the options.

If the optionee is terminated because of the grantee’s Disability, then the optionee’s stock options may be exercised only to the extent that such stock options would have been exercisable by the optionee on the termination date and must be exercised by the optionee (or the optionee’s legal representative or authorized assignee) no later than twelve (12) months after the termination date (or such shorter time period not less than six (6) months or longer time period not exceeding five (5) years as may be determined by the Compensation Committee), with any exercise beyond (a) three (3) months after the termination date when the termination is for a Disability that is not a “permanent and total disability” as defined in Section 22(e)(3) of the IRC, or (b) twelve (12) months after the termination date when the termination is for a Disability that is a “permanent and total disability” as defined in Section 22(e)(3) of the IRC, deemed to be exercise of an non-qualified stock option, but in any event no later than the expiration date of the stock options.

(3)	The option exercise prices were set at 100% of fair market value of our common stock using the most recent closing price for our common stock prior to the applicable Committee or Board meeting at which the grants were approved.

(4)	Restricted shares are forfeitable upon certain events. Restricted shares also vest in full upon the death or Disability of the recipient, and upon certain other events. Additional information regarding the design and terms of these long-term equity awards is included under “Analyses of 2014 Compensation Determinations — Long-Term Equity Awards” in the Compensation Discussion and Analysis above and in the “Termination of Employment and Change of Control Arrangements — Narrative to the Termination of Employment and Change of Control Payments Table — Restricted Stock Agreements” below.

(5)	Determined by multiplying the closing price of $34.48 per share for our common stock on December 31, 2014, as reported by Nasdaq, by the number of unvested restricted shares then held by the Named Executive Officer. Additional information regarding the design and terms of these long-term equity awards are included under “Analyses of 2014 Compensation Determinations — Long-Term Equity Awards” in the Compensation Discussion and Analysis above and in the “Termination of Employment and Change of Control Arrangements — Narrative to the Termination of Employment and Change of Control Payments Table — Restricted Stock Agreements” below.

(6)	Fifty percent of the restricted shares from this grant vested on August 3, 2014 and the remaining balance will vest on August 3, 2015.

(7)	Twenty-five percent of the restricted shares from this grant vested on July 1, 2013 and another twenty-five percent of the restricted shares from this grant vested on July 1, 2014, and the remaining balance will vest on July 1, 2015 and July 1, 2016.

(8)	These performance-based restricted stock awards vest upon the achievement of certain operational and strategic performance criteria related to our big data analytics business and a change of control of Cray. These performance-based restricted stock awards will expire completely if the operational and strategic performance vesting criteria are not satisfied by the calendar day immediately following that date on which we file our Form 10-K with the SEC for the fiscal year ended December 31, 2016.

(9)	Twenty-five percent of the options from this grant vested on August 3, 2012, and the remaining balance will vest monthly over the following 36 months so that all of these options will be vested on August 3, 2015.

(10)	Twenty-five percent of the restricted shares from this grant vested on July 1, 2014 and the remaining balance will vest on July 1, 2015, July 1, 2016 and July 1, 2017.

(11)	Twenty-five percent of the options from this grant vested on July 1, 2013, and the remaining balance will vest monthly over the following 36 months so that all of these options will be vested on July 1, 2016.

(12)	Twenty-five percent of the restricted shares from this grant will vest on May 21, 2015, May 21, 2016, May 21, 2017 and May 21, 2018.

(13)	Twenty-five percent of the options from this grant vested on July 1, 2014, and the remaining balance will vest monthly over the following 36 months so that all of these options will be vested on July 1, 2017.

(14)	Twenty-five percent of the options from this grant will vest on May 21, 2015, and the remaining balance will vest monthly over the following 36 months so that all of these options will be vested on May 21, 2018.

(15)	Twenty-five percent of the restricted shares from this grant will vest on August 8, 2015, August 8, 2016, August 8, 2017 and August 8, 2018.

(16)	Twenty-five percent of the restricted shares from this grant will vest on December 1, 2015, December 1, 2016, December 1, 2017 and December 1, 2018.

(17)	Fifty percent of the restricted shares from this will vest on each of July 1, 2015 and July 1, 2016.

(18)	Fifty percent of the options from this grant will vest on each of July 1, 2015 and July 1, 2016.

2014 Option Exercises and Stock Vested

The following table provides information regarding options exercised by and restricted stock awards vested for the Named Executive Officers during the year ended December 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Peter J. Ungaro			78,125	$2,163,906
Brian C. Henry	26,632	$600,220	40,250	$1,115,453
Steven L. Scott	—	—	—	—
Ryan W. J. Waite	—	—	—	—
Margaret A. Williams	56,460	$1,545,825	28,750	$795,038
Arvind Parthasarathi	14,374	$237,566	43,438	$1,257,776

(1)	Represents the number of shares acquired upon exercise of vested options.

(2)	Represents the value of options exercised calculated by determining the difference between the market price of our common stock as reported by Nasdaq at exercise and the exercise price of the options.

(3)	Represents the number of shares acquired upon vesting of restricted shares.

(4)	Represents the value of vested restricted stock awards calculated by multiplying the number of vested restricted stock awards by the market value of our common stock as reported by Nasdaq on the vesting date or, if the vesting occurred on a day on which Nasdaq was closed for trading, the trading day immediately prior to the vesting date.

Termination of Employment and Change of Control Arrangements

The following discussion and table summarize the compensation that would have been payable to each Named Executive Officer under the various scenarios assuming termination of his or her employment at the close of business on December 31, 2014. The payments summarized in the following table are governed by the various agreements and arrangements described below.

No special payments are due if any of the Named Executive Officers terminates his or her employment voluntarily without Good Reason, is terminated for Cause or retires. For all terminations, a terminated employee receives accrued and unpaid salary and the balance in his or her Cray 401(k) Plan account. We do not accrue vacation pay for the Named Executive Officers or other senior officers. As part of and on the same basis as we provide benefits to all of our U.S. employees, the Named Executive Officers have life insurance and disability benefits.

The actual amounts to be paid to and the value of stock options and restricted stock held by a Named Executive Officer upon any termination of employment can be determined only at the time of such termination, and depend on the facts and circumstances then applicable.

Termination of Employment and Change of Control Payments-

Name and Termination Event	Severance Payment(1)	Accelerated Restricted Stock Award(2)	Accelerated Stock Options(3)	Continued Benefit Plan Coverage(4)	Total(5)
Peter J. Ungaro
Death/Disability	—	$6,003,830	$1,842,068	—	$7,845,898
Resignation for Good Reason or Termination without Cause	$1,250,000	$1,167,286	—	$50,983	$2,468,269
After Change of Control, Resignation for Good Reason or Termination without Cause	$2,500,000	$6,003,830	$1,842,068	$53,659	$10,399,557
Brian C. Henry
Death/Disability	—	$3,154,920	$982,948	—	$4,137,868
Resignation for Good Reason or Termination without Cause	$602,250	$639,294	—	$64,573	$1,306,117
After Change of Control, Resignation for Good Reason or Termination without Cause	$1,204,500	$3,154,920	$982,948	$71,779	$5,414,147
Steve L. Scott
Death/Disability	—	$2,758,400	—	—	$2,758,400
Resignation for Good Reason or Termination without Cause	$490,000	—	—	$42,497	$532,497
After Change of Control, Resignation for Good Reason or Termination without Cause	$980,000	$2,758,400	—	$48,623	$3,787,023
Ryan W. J. Waite
Death/Disability	—	$862,000	—	—	$862,000
Resignation for Good Reason or Termination without Cause	$225,000	—	—	$40,509	$265,509
After Change of Control, Resignation for Good Reason or Termination without Cause	$450,000	$862,000	—	$63,293	$1,290,722
Margaret A. Williams
Death/Disability	—	$1,620,560	$580,850	—	$2,201,410
Resignation for Good Reason or Termination without Cause	$700,000	$545,922	—	$44,800	$1,290,722
After Change of Control, Resignation for Good Reason or Termination without Cause	$1,400,000	$1,620,560	$580,850	$52,006	$3,653,416
Arvind Parthasarathi(6)
Resignation for Good Reason or Termination without Cause	$435,292	$297,951	—	$42,656	$775,901	(7)

(1)	Except for termination events following a Change of Control, the amounts shown in this column for the Named Executive Officers are the amounts due under the Executive Severance Policy. The amounts due under the Executive Severance Policy are to be paid in a single lump sum payment. For a termination within two years following a Change of Control due to a resignation for Good Reason or a termination without Cause, including a termination by Mr. Ungaro or by Mr. Henry pursuant to their election in the seventh month following a Change of Control if at such time he no longer holds his same position and reporting relationship at a company registered under the Exchange Act as he held with us prior to the Change of Control, the amounts shown in this column are the amounts due under our Management Retention Agreements and are payable in a lump sum payment.

(2)	Except for Performance Vesting Restricted Stock Awards, all unvested restricted stock vests in full upon death or Disability or, if following a Change of Control, there is a termination without Cause or a resignation for Good Reason. If a Named Executive Officer has held restricted stock for 18 months and his or her employment is terminated for any reason other than Cause, then the Named Executive Officer receives a pro-rata portion of the unvested shares based on the time period he or she has held the restricted stock compared to the four-year vesting period. The amounts shown in this column reflect the value of the Named Executive Officer’s unvested restricted shares with vesting accelerated to December 31, 2014. The value of the unvested shares of restricted stock held by each Named Executive Officer was calculated based upon the aggregate market value of such shares. We used a price of $34.48 per share to determine market value, which was the closing market price of our common stock on December 31, 2014, as reported by Nasdaq. See the “Outstanding Equity Awards at Fiscal Year-End” table above for a description of the unvested restricted stock then held by each Named Executive Officer.

(3)	Under our stock option plans, in the event of death or Disability, all unvested options become exercisable and all option holders have a 12-month period or, if earlier, until the expiration date of the options to exercise their options. The amounts shown in this column reflect the value of the Named Executive Officer’s unvested stock options with vesting accelerated to December 31, 2014. We calculated the value of the unvested stock options based upon the difference between the aggregate market value of the shares of common stock underlying the unvested stock options and the aggregate exercise price that the Named Executive Officer would be required to pay upon exercise of those stock options. We used a price of $34.48 per share to determine market value, which was the closing market price of our common stock on December 31, 2014, as reported by Nasdaq.

Under the Management Retention Agreements, if there is either a termination without Cause or a resignation for Good Reason within two years after a Change of Control, all unvested options become exercisable and the optionee has 12 months to exercise all of his or her options or, if earlier, until the expiration date of the options. We calculated the value of the unvested stock options based upon the difference between the aggregate market value of the shares of common stock underlying the unvested stock options and the aggregate exercise price that the Named Executive Officer would be required to pay upon exercise of those stock options. We used a price of $34.48 per share to determine market value, which was the closing market price of our common stock on December 31, 2014, as reported by Nasdaq.

See the “Outstanding Equity Awards at Fiscal Year-End” table above for a description of the options vested and unvested as of December 31, 2014.

(4)	The amounts shown in this column, as provided in our Executive Severance Policy, reflect the cost of COBRA coverage for medical, dental, vision and orthodontia benefits (benefits that the individual and any of his or her dependents were receiving immediately prior to close of business on December 31, 2014) and the premiums for $500,000 of term life insurance for 18 months (for resignation for good reason or termination without cause) and the premiums for $500,000 of term life insurance for 24 months (for after a change of control event, resignation for good reason or termination without cause), based on the costs for such benefits in January 2014, plus $12,000 for executive outplacement services for each Named Executive Officer. The COBRA expense is based on monthly cost for such coverage based on 2014 enrollment for 18 months and assumes a 5% inflationary trend; the life insurance premiums are based on January 2014 expense with no assumed increase. In all cases, these payments would cease if, before the applicable time periods were completed, a Named Executive Officer becomes employed with another employer that offers such benefits.

(5)	The actual amounts to be paid to, and the value of stock options and restricted stock held by, a Named Executive Officer upon any termination of employment can be determined only at the time of such termination and depend on the facts and circumstances then applicable.

(6)	Mr. Parthasarathi’s employment with us terminated effective August 15, 2014. The amounts shown for Mr. Parthasarathi represent actual mounts paid by us to Mr. Parthasarathi in accordance with our Executive Severance Policy.

(7)	Includes an additional two dollars as a result of rounding.

Narrative to the Termination of Employment and Change of Control Payments Table

While we have offer letters to senior officers, including the Named Executive Officers that set out terms of their initial compensation and agreements regarding confidential information and ownership of intellectual property, we do not have employment agreements with our senior officers and each of them is employed “at will.” As described above under “Analyses of 2014 Compensation Determinations — Severance Policy and Change of Control Agreements” in the Compensation Discussion and Analysis and more fully below, our senior officers, including our Named Executive Officers, are covered by our Executive Severance Policy and a more limited group of senior officers, including our Named Executive Officers, are parties to Management Retention Agreements that come into effect upon a Change of Control. In addition, our stock option plans and restricted stock agreements (other than the restricted stock agreements reflecting the Performance Vesting Restricted Stock Awards) contain provisions that apply to terminations of employment.

Executive Severance Policy.    In December 2010, we adopted a revised Executive Severance Policy (the “Policy”), that covers our officers, including the Named Executive Officers, to the extent that he or she is not otherwise covered by his or her Management Retention Agreement described below.

Under the Policy, if a Named Executive Officer is terminated without Cause or if he or she resigns with Good Reason, then, among other things, such Named Executive Officer is entitled to the following benefits:

•	a single lump sum payment equal to his or her per pay period base salary rate multiplied by the Applicable Severance Period;

•	a single lump sum payment equal to his or her Incentive Compensation;

•

continuation of coverage under COBRA for medical, dental, vision and orthodontia benefits and life insurance benefits, in each case, during the Applicable Severance Period or until such time as he or she is offered these benefits by a subsequent employer; and

•	executive outplacement services.

In order to receive these benefits, the Named Executive Officer must provide us with a general release and continue to comply with his or her confidentiality and other agreements with us. We also have the right to modify, terminate or add or delete individuals covered by, the Policy at any time prior to a change of control (as defined in Section 409A of the IRC), or with respect to an officer covered by the Policy, until delivery of a notice of termination with respect to such officer.

Under the Policy, the following terms have the following meanings:

•

“Applicable Severance Period” means, for Messrs. Ungaro and Henry, 12 months, for Messrs. Parthasarathi and Waite and Drs. Scott and Williams, nine months, plus one month for each year of service as an officer, up to a maximum of 12 months.

•

“Cause” means a termination of employment resulting from a good faith determination by us that there has been a willful failure or refusal in a material respect to follow any code of business conduct or the reasonable policies or directives established by us or to attend to material duties or obligations (other than any such failure resulting from incapacity due to physical or mental illness), which has not been corrected within 30 business days following written notice; an act involving misconduct, which could reasonably be expected to have an adverse impact on or material damage to us, or which constitutes a material misappropriation of our assets; the unauthorized disclosure of confidential information which could reasonably be expected to have an adverse impact on or cause material damage to us; or the provision of services for another company or person which competes with us, without the prior written approval; or a material breach of obligations under the Policy.

•

“Good Reason” for Messrs. Ungaro, Henry, Parthasarathi and Waite and Drs. Scott and Williams means a material negative change in the employment relationship, due to a material reduction in base salary by more than 10% (whether in one or a series of reductions) compared to his or her base salary immediately prior to such reduction; a material reduction in annual target award opportunities under our annual cash incentive plan (other than an across-the-board reduction applicable to all of our senior officers); a material diminution of authority, duties, or responsibilities; a demotion of his or her title such that he or she is no longer covered by the Policy; or a request to relocate, except for office relocations that would not increase his or her one-way commute by more than 40 miles.

•

“Incentive Compensation” means, for Messrs. Ungaro and Henry, 100% of his target award under our annual cash incentive plans, and for Messrs. Parthasarathi and Waite and Drs. Scott and Williams, the pro-rata portion (based on the time period served during the fiscal year) of his or her target incentive award under our annual cash incentive plans.

Management Retention Agreements.    Our Named Executive Officers have Management Retention Agreements that provide for specified termination benefits if we terminate his or her employment without Cause or if he or she resigns for Good Reason, in each case, during the period commencing after a Potential Change of Control and ending 24 months after a Change of Control (this is often referred to as a “double trigger” form of agreement). Additionally, Messrs. Ungaro and Henry each have a provision that provides that, for a one-month period beginning six months following a Change of Control, he can resign and receive the benefits under his Management Retention Agreement if at such time he no longer holds his same position and reporting relationship at a company registered under the Exchange Act as he held with us prior to the Change of Control. If the Management Retention Agreement applies, then, among other things, such Named Executive Officer is entitled to the following benefits:

•	a single lump sum cash payment equal to two times his or her compensation;

•	acceleration of the vesting of all of his or her stock options, and he or she would have 12 months to exercise the stock options after termination or, if earlier, until the options expire;

•	reimbursement for all COBRA payments for medical benefits for 18 months;

•	reimbursement of the premiums for a term life insurance policy for 24 months following termination; and

•

in certain circumstances, if he or she incurs excise tax due to the application of Section 280G of the IRC, an additional cash payment so that he or she will be in the same position as if the excise tax were not applicable, and legal fees and other costs incurred with respect to any challenge by the Internal Revenue Service to these calculations and payments.

In the Management Retention Agreements, the following terms have the following meanings:

•

“Compensation” means one year of base salary, at the highest base salary rate that he or she was paid in the 12-month period prior to the date of his or her termination, plus 100% of his or her target award under our annual cash incentive plans that he or she was eligible to receive in that 12-month period.

•

“Cause” means a termination of employment resulting from a good faith determination by our Board that there has been a willful failure or refusal in a material respect to follow reasonable policies or directives or to attend to material duties or obligations (other than any such failure resulting from incapacity due to physical or mental illness), which has not been corrected within a reasonable period following written notice; an act involving wrongful misconduct which has a demonstrable adverse impact on or material damage to us, or which constitutes a material misappropriation of our assets; the unauthorized disclosure of confidential information which has a demonstrably adverse impact on us or has caused material damage to us; or the provision of services for another company or person which competes with us, without the prior written approval; or a material breach of obligations under the Management Retention Agreement.

•

“Change of Control” means a merger, consolidation, share exchange or other reorganization with any other entity (other than a merger, consolidation, share exchange or other reorganization where the holders of our voting securities immediately prior to such transaction own at least 50% of the voting power of the outstanding securities of us or the surviving corporation after such transaction); the sale, lease, exchange or other disposition of all or substantially all of our assets; our shareholders approve a plan of liquidation; the acquisition by any person or entity, directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then outstanding voting securities except pursuant to a negotiated agreement with us and pursuant to which such securities are purchased from us; or at any time during a 24-month period, individuals who at the beginning of such period constituted the Board (including each new director elected during such 24-month period whose nomination or election was approved by two-thirds of the directors in office at the beginning of such period) shall cease for any reason to constitute at least a majority of the Board.

•

“Good Reason” means a material negative change in the employment relationship, including, without limitation, a material reduction in base salary by more than 5% (whether in one or a series of reductions); a material reduction in annual target award opportunities under our annual cash incentive plan, which shall be deemed to include reductions that would reduce his or her total target compensation (including base salary but excluding the value of any equity component) by more than 5% compared to his or her total target compensation for the immediately preceding year (including base salary but excluding the value of any equity component); a material diminution in status, title, position(s) or responsibilities; a request to relocate, except for office relocations that would not increase his or her one-way commute by more than 25 miles or changes in customary office locations resulting in substantially increased travel; discontinuance of, or a reduction in, benefits; or the failure to obtain the assumption of the Management Retention Agreement by a successor to all or substantially all of our business or assets.

•

“Potential Change of Control” means we have entered into an agreement which, if consummated, would result in a Change of Control; any third-party or we publicly announce an intention to take or consider taking action which, if consummated, would result in a Change of Control; or our Board adopts a resolution stating that a Potential Change of Control has occurred.

Stock Option Plans.    Our stock option plans provide that upon termination of employment, other than for Cause, death or permanent and total disability (as defined in the IRC), the options cease vesting and the optionee has three months to exercise the option or, if earlier, until the option expires. If the optionee is terminated for Cause or “resigns in lieu of dismissal” (that is, a resignation after we have notified the optionee that he or she would be terminated for Cause), the option is deemed to have terminated at the time of the first act that led to such termination, except for the 2013 Equity Incentive Plan in which case if an optionee is terminated for Cause, the option will terminate on the optionee’s termination date. Upon termination for death or disability, the options vest in whole and the optionee (or his or her successor) has 12 months to exercise the options or, if earlier, until the options expire. In the event of a merger, consolidation, sale of all or substantially all of the assets or liquidation, unless the existing options are continued or assumed by the successor entity, if any, with appropriate adjustments, then the stock options terminate upon the effective date of such transaction, and each optionee would be provided the opportunity to exercise his or her options in full, including any portion not then vested.

Our Board may extend the period in which to exercise an option, but not beyond the original expiration date of the option.

Under our stock option plans, “Cause” means the violation of any reasonable rule or policy that results in damage to us, or which after notice to do so, has not been corrected within a reasonable period; willful misconduct or gross negligence with respect to his or her responsibilities; willful failure to perform his or her job as required to meet our objectives; any wrongful conduct which has an adverse impact on us or which constitutes a misappropriation of our assets; the unauthorized disclosure of confidential information; the provision of services for another company or person which competes with us, without the prior written approval of the Chairman or President of Cray; or a resignation by an optionee of employment with us if we have given prior notice to such optionee of our intent to dismiss the optionee for circumstances that constitute cause or if, within two months of the optionee’s resignation, the Chairman or President of Cray or the Board determines that such resignation was related to an act which would have led to a termination for cause.

Restricted Stock Agreements.    Except for the restricted stock agreement reflecting Performance Vesting Restricted Stock Awards, under our restricted stock agreements with each of the Named Executive Officers, the restricted stock vests in full upon death or Disability or if, following a Change of Control, the Named Executive Officer is terminated without Cause or terminates for Good Reason. If the Named Executive Officer has held the restricted stock for at least 18 months and his or her employment is terminated for any reason other than Cause, or if the Named Executive Officer retires, then the Named Executive Officer receives a pro-rata portion of the unvested shares based on the time period he or she has held the restricted stock compared to the four-year vesting period. In addition, in the event of a merger, consolidation, sale of all or substantially all of the assets or liquidation, the restricted stock vests in full if we fail to have the restricted stock agreements continued or assumed by the successor entity. The restricted shares are forfeited if a Named Executive Officer’s employment is terminated for any other reason.

In such restricted stock agreements, “Cause” means a termination of employment resulting from a good faith determination by our Compensation Committee that there has been a willful failure or refusal in a material respect to follow reasonable policies or directives or to attend to material duties or obligations (other than any such failure resulting from incapacity due to physical or mental illness), which has not been corrected within a reasonable period following written notice; an act involving wrongful misconduct which has a demonstrable adverse impact on or material damage to us, or which constitutes a misappropriation of our assets; the unauthorized disclosure of confidential information; the provision of services for another company or person which competes with us, without the prior written approval; or a material breach of obligations under such restricted stock agreement or any other agreement with us.

In such restricted stock agreements, except for the 2013 and 2014 restricted stock agreements, “Change of Control” means a merger or consolidation between us and any other entity (other than a merger or consolidation where the holders of our voting securities immediately prior to such transaction own at least 50% of the voting power of the outstanding securities of the surviving entity); the sale or disposition of all or substantially all of our assets; our shareholders approve a liquidation; the acquisition by any person or entity, directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then outstanding voting securities except pursuant to a negotiated agreement with us and pursuant to which such securities are purchased from us; or a majority of the Board is replaced during a 36-month period (other than by voluntary resignation of individual directors in the ordinary course of business) and such replacement was not initiated by the Board as constituted at the beginning of such 36-month period. In the 2013 and 2014 restricted stock agreements, change of control, a “Corporate Transaction,” is defined as the occurrence of any of the following events: (i) any person becomes the beneficial owner, directly or indirectly, of our securities representing fifty percent (50%) or more of the total voting power represented by our then-outstanding voting securities; (ii) the consummation of the sale or disposition by us of all or substantially all of our assets; (iii) the consummation of a merger or consolidation with any other corporation, other than a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of Cray or such surviving entity or its parent outstanding immediately after such merger or consolidation; (iv) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the IRC, and the regulations promulgated thereunder, wherein our shareholders give up all of their equity interest; or (v) any liquidation or dissolution of Cray.

In such restricted stock agreements, except for the 2013 and 2014 restricted stock agreements, “Disability” means that, at the time his or her employment is terminated, he or she has been unable to perform the duties of his or her position for a period of six consecutive months as a result of his or her incapacity due to physical or mental illness. In the 2013 and 2014 restricted stock agreements, “Disability” is determined by Company policies.

In such restricted stock agreements, except for the 2013 and 2014 restricted stock agreements, “Good Reason” means a reduction in salary or benefits (other than reductions applicable to employees generally); a materially adverse change in job responsibilities; a request to relocate, except for office relocations that would not increase his or her one-way commute by more than 25 miles; or our failure to obtain the assumption of such restricted stock agreement by a successor to all or substantially all of our business or assets. In the 2013 and 2014 restricted stock agreements, “Good Reason” means a reduction in salary by more than 5%, target cash bonus by more than 5% or benefits (other than reductions applicable to employees generally); a materially diminution in job status, title, position or responsibilities; a request to relocate, except for office relocations that would not increase his or her one- way commute by more than 25 miles; a change of customary office location which results in substantially increased travel.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Frank L. Lederman (Chair), Stephen C. Kiely, Stephen C. Richards and Max L. Schireson. Mr. Jones did not stand for re-election to the Board and his term as a Board member and Compensation Committee member expired on June 12, 2014, the date of our 2014 annual meeting of shareholders. No member of the Compensation Committee was an officer or employee of ours or any of our subsidiaries in 2014 or formerly. In addition, none of our executive officers currently serves or has served on the board of directors or compensation committee of any entity whose executive officers included any of our directors.

TRANSACTIONS WITH RELATED PERSONS

We recognize that transactions between us and any of our significant shareholders, directors, executive officers and employees can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of us and our shareholders. Therefore, as a general matter and in accordance with our Code of Business Conduct, it is our preference to avoid such transactions. Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, our best interests. Our Board has adopted a written Related Person Transaction Policy that requires the Audit Committee of our Board to review and, if appropriate, approve or ratify any such transactions. Specifically, pursuant to the policy, the Audit Committee will review any transaction in which we are or will be a participant and the amount involved exceeds $120,000, and in which any of our 5% shareholders, directors or executive officers, or any of their immediate family members, has a direct or an indirect material interest. After its review, the Audit Committee will only approve or ratify those transactions that are in, or are not inconsistent with, our best interests, as the Audit Committee determines, and the Audit Committee, in its sole discretion, may impose such conditions as it deems appropriate on us or the related person in connection with approval of the transaction. A copy of our Related Person Transaction Policy is available on our website at www.cray.com under “Company Information — Investors — Corporate Governance — Governance Documents.” We did not enter into any transaction in 2014 requiring Audit Committee approval or ratification under our Related Person Transaction Policy.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S- K) or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The Audit Committee is responsible for overseeing the Company’s accounting and financial reporting processes and audits of the Company’s consolidated financial statements. As set forth in its charter, which can be found at www.cray.com under “Company Information — Investors — Corporate Governance,” the Audit Committee acts only in an oversight capacity and relies on the work and assurances of management, which has primary responsibility for the Company’s consolidated financial statements and reports, as well as of the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to generally accepted accounting principles. The Audit Committee periodically meets separately with our management, without the auditors present, and with the auditors, without management present. The Audit Committee believes it has satisfied its charter responsibilities for 2014.

The Company reported no material weaknesses in its system of internal controls over financial reporting and has received favorable opinions from the independent auditors for each year since 2004, including for 2014. The Company included the 2014 report and opinion in its Annual Report on Form 10-K for the year ended December 31, 2014. The Audit Committee met in person or by telephone eight times in 2014. In the course of these meetings, the Audit Committee reviewed the results of audit examinations, evaluations of the Company’s internal controls and the overall quality of its financial reporting.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by any independent auditors responsible for providing an opinion on the Company’s consolidated financial statements filed with the SEC. Peterson Sullivan LLP, the Company’s independent registered public accounting firm, did not perform any non-audit services for the Company in 2013 or 2014. See “Discussion of Proposals Recommended by the Board — Proposal 2: To Ratify the Appointment of Peterson Sullivan LLP as Our Independent Registered Public Accounting Firm for the Year Ending December 31, 2015” below.

The Audit Committee engaged Peterson Sullivan LLP as the Company’s independent registered public accounting firm for 2014, and reviewed its overall audit scope and plans. The Audit Committee also has discussed with Peterson Sullivan LLP the matters required to be discussed by SAS No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received and reviewed the written disclosures and the letter from Peterson Sullivan LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Peterson Sullivan LLP its independence from the Company.

The Audit Committee has engaged Peterson Sullivan LLP as the Company’s independent registered public accounting firm for 2015. In taking this action, the Audit Committee considered carefully Peterson Sullivan LLP’s performance for the Company in that capacity since its retention in mid-2005, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee has recommended that the Board ask the shareholders to ratify the appointment of Peterson Sullivan LLP as the Company’s independent registered public accounting firm at the Annual Meeting. The Board has followed the Audit Committee’s recommendation. See “Discussion of Proposals Recommended by the Board — Proposal 2: To Ratify the Appointment of Peterson Sullivan LLP as Our Independent Registered Public Accounting Firm for the Year Ending December 31, 2015” below.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for 2014 with our management, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the consolidated financial statements.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

The Audit Committee

Daniel C. Regis, Chair

Sally G. Narodick

Stephen C. Richards

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD

Proposal 1:    To Elect Eight Directors for One-Year Terms

Our Bylaws provide that our Board shall consist of no less than five and no more than nine members, with the exact number of members within the variable range to be fixed from time to time by resolution of the Board. Currently, our Board is fixed at nine members; however, since Frank L. Lederman is not standing for re-election to our Board and his term as a director concludes at the Annual Meeting, our Board decided in April 2015 to decrease the size of our Board from nine members to eight members, with such reduction in the number of members to become effective immediately prior to the commencement of the Annual Meeting. As of April 23, 2015, all nine directors on our Board serve with terms ending at the Annual Meeting. The Board has nominated Dr. Banerjee, Mr. Homlish, Mr. Kiely, Ms. Narodick, Mr. Regis, Mr. Richards, Mr. Schireson and Mr. Ungaro for re-election to the Board, each to hold office until the Annual Meeting in 2016.

We know of no reason why any nominee may be unable to serve as a director. If any nominee becomes unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his or her term, or the Board increases the number of directors, then the Board may fill the vacancy.

Board Recommendation:    The Board recommends that you vote “FOR” the election of all nominees for director.

Director Qualifications

The following paragraphs provide information as of the date of this Proxy Statement about each nominee. The information presented includes information each director has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us and our Board. Finally, we value their significant experience on other public company boards of directors and board committees.

Information about the number of shares of common stock beneficially owned by each director appears above under the heading “Our Common Stock Ownership.” There are no family relationships among any of the directors and executive officers of Cray.

Prithviraj (Prith) Banerjee

Dr. Banerjee, 54, joined our Board in 2013. Since May 2013, Dr. Banerjee has been Managing Director of Global Technology Research and Development at Accenture. Previously, between 2012 to 2013, he led the technology direction of ABB Ltd., a power and automation company, as its Executive Vice President and Chief Technology Officer. From 2007 until 2012, he served as Senior Vice President of Research at the Hewlett-Packard Company and served as the Director of HP Labs, the company’s central research organization. Throughout his career, Dr. Banerjee has held several academic positions, including Dean of the College of Engineering at the University of Illinois at Chicago, Professor and Chairman of Electrical and Computer Engineering at Northwestern University, and the Director of the Computational Science and Engineering program and Professor of Electrical and Computer Engineering at the University of Illinois at Urbana-Champaign. Additionally, Dr. Banerjee founded two electronic design automation companies, BINACHIP Inc. and AccelChip Inc. Dr. Banerjee currently serves on the technical advisory board of Cypress Semiconductor Corporation and previously served on the Computer Science Advisory Board of the National Academy of

Engineering, the advisory board for the Anita Borg Institute for Women and Technology and on the technical advisory boards of several private companies, including Ambit Design Systems, Inc., Atrenta Inc. and Calypto Design Systems, Inc. He is a Fellow of the American Association for the Advancement of Science, the Association for Computing Machinery and the Institute of Electrical and Electronics Engineers. He received a B.Tech from the Indian Institute of Technology and an M.S. and Ph.D. in Electrical Engineering from the University of Illinois at Urbana-Champaign. We believe Dr. Banerjee’s qualifications to sit on our Board of Directors include his vast experience with high-technology, his deep technical expertise and his significant experience developing technology strategies.

Martin J. Homlish

Mr. Homlish, 62, joined our Board in 2015. Mr. Homlish previously ran marketing for iconic high-tech brands such as Sony Corporation, SAP AG and Hewlett-Packard, and is currently the CEO of AMP, an end-to-end marketing agency within the holding company Omnicom Group. As CEO of AMP, Mr. Homlish works with senior executive clients to get the most out of their marketing investment. Prior to AMP, he was most recently a member of the HP executive committee. In his tenure at HP he held the roles of executive vice president and chief customer officer, and also served as executive vice president and chief marketing officer. Prior to HP, Mr. Homlish spent 11 years at SAP, where he held various executive leadership positions, including global chief marketing officer, chief operating officer and corporate officer. He also spent 15 years at Sony, holding several executive leadership positions there, and led the launch of the Sony PlayStation in North America. He received a B.A. in communications from Goddard College in Vermont. We believe Mr. Homlish’s qualifications to sit on our Board of Directors include his more than 40 years of experience in marketing and executive leadership positions.

Stephen C. Kiely

Mr. Kiely, 69, joined our Board in 1999, was appointed Lead Director in January 2005 and non-executive Chairman of the Board in August 2005. From 1999 to July 2008, he was Chairman of Stratus Technologies, Inc., a provider of fault tolerant computer servers, technologies and services. Mr. Kiely served as Chief Executive Officer of Stratus Technologies from 1999 through June 2005. He joined Stratus Technologies in 1994 and held various executive positions with Stratus Technologies, becoming President of the Stratus Enterprise Computer division in 1998. Prior to joining Stratus, Mr. Kiely held a number of executive positions with several information technology companies, including EON Corporation, Bull Information Systems, Prisma, Inc., Prime Computer Inc. and IBM. Mr. Kiely was a member of the board of directors of Stratus Technologies from 1999 to 2014. Mr. Kiely received a B.A. from Fairfield University and an M.S. in Management from the Stanford University Graduate School of Business. We believe Mr. Kiely’s qualifications to sit on our Board of Directors include his significant experience as a Chief Executive Officer and executive in the computer and information technology industries, combined with his corporate governance expertise.

Sally G. Narodick

Ms. Narodick, 69, joined our Board in 2004. She is a retired educational technology and e-learning consultant. From 2000 to 2004, Ms. Narodick was President of Narodick Consulting, an e-learning consulting firm. From 1998 to 2000, she served as Chief Executive Officer of Apex Online Learning, an Internet educational software company. Previously, Ms. Narodick served as an education technology consultant, both independently and for the Consumer Division of IBM from 1996 to 1998. From 1989 to 1996, Ms. Narodick served as Chairman and Chief Executive Officer of Edmark Corporation, an educational software company sold to IBM in 1996. From 1973 to 1987, she served in a variety of financial management capacities at Seafirst Corporation and Seafirst Bank, and was a securities analyst at Paine Webber from 1970 to 1973. Since 1993, Ms. Narodick has served as a member of the board of directors of Penford Corporation and previously served as a member on the boards of SumTotal Systems from 1999 to 2009, Puget Energy, Inc. from 1989 to 2009 and Solutia Inc. from 2000 to 2008. A graduate of Boston University, Ms. Narodick received an M.A. in Teaching from Teachers College, Columbia University, and an M.B.A. from New York University. We believe

Ms. Narodick’s qualifications to sit on our Board of Directors include her years of experience as a technology consultant and Chief Executive Officer of a technology company combined with her Board and financial management expertise.

Daniel C. Regis

Mr. Regis, 75, joined our Board in 2003. He is currently the General Partner of Regis Investments, LP and has served in this role since 1998. He was Chairman of the advisory board for Fluke Venture Partners II, LP, a Northwest venture capital partnership, from 2004 to 2011. From 2000 to 2009, he was Managing Director of Digital Partners, a venture capital fund specializing in Northwest emerging technology companies. From 1996 to 1999, he was President of Kirlan Venture Capital, Inc., where he managed similarly focused technology funds. During that time, he was also a director or chairman of several pre-public companies. Prior to 1996, Mr. Regis spent more than 30 years with Price Waterhouse LLP, including serving as Managing Partner of the Seattle office and previously of the Northwest and Portland, Oregon offices. Since 2003, Mr. Regis has served as a member of the board of directors of Columbia Banking Systems, Inc. In 2004, Mr. Regis was a member of the audit committee of Art Technology Group, Inc. and also joined their board and became Chairman of the board of directors in 2005, where he served in this role until January 2011 when Art Technology Group merged with Oracle Corporation. Since 2003, he has also been a member of the audit committee of Columbia Banking Systems, Inc. and has chaired its risk management committee since 2010. From 2003 to 2004, Mr. Regis was a member of the board of directors of Primus Knowledge Solutions, Inc. until its merger with Art Technology Group, Inc. in 2004 and chaired its audit committee. He received a B.S. from Seattle University. We believe Mr. Regis’ qualifications to sit on our Board of Directors include his over three decades of experience in finance and accounting, including as a managing partner at a national accounting firm, as well as his experience evaluating and directing technology companies.

Stephen C. Richards

Mr. Richards, 61, joined our Board in 2004. He is currently a private investor. From 2000 to 2004, when he retired, he served as Chief Operating Officer and Chief Financial Officer of McAfee, Inc., the leading provider of intrusion prevention and risk management solutions. From 1999 to 2000, he served as Chief Online Trading Officer of E*TRADE Group, Inc. From 1998 to 1999, he served as Senior Vice President, Corporate Development and New Ventures at E*TRADE, following two years as E*TRADE’s Senior Vice President of Finance, Chief Financial Officer and Treasurer. Prior to joining E*TRADE in 1996, he was Managing Director and Chief Financial Officer of Correspondent Clearing at Bear Stearns & Companies, Inc., Vice President/ Deputy Controller of Becker Paribas and First Vice President/Controller of Jefferies and Company, Inc. Mr. Richards has been a member of the board of directors of Guidance Software, Inc. since February 2008. From June 2007 to July 2010, he served as a member of the board of directors of BigFix, Inc. and from July 2005 through June 2010, he served as a trustee for the UC Davis Foundation. From 1999 to 2009, he served as a member of the board of directors of TradeStation Group, Inc. Mr. Richards is a Certified Public Accountant. He received a B.A. from the University of California at Davis and an M.B.A. in Finance from the University of California at Los Angeles. We believe Mr. Richards’ qualifications to sit on our Board of Directors include his extensive experience as a finance and operational executive, including as a Chief Financial Officer of multiple technology-based, publicly-traded companies.

Max L. Schireson

Mr. Schireson, 44, joined our Board in July 2014. He served as the CEO of MongoDB, Inc., the database for modern applications, based in Palo Alto, CA and New York City until September 2014. Fortune 500 companies and startups alike are using MongoDB to create new types of applications, improve customer experience, accelerate time to market and reduce costs. Prior to MongoDB, Mr. Schireson spent over seven years at MarkLogic, provider of a database for unstructured information, where he played a variety of executive roles including Chief Operating Officer. Before MarkLogic, Mr. Schireson spent nine years at Oracle where he held a number of roles including Chief Applications Architect and Vice President, E-Commerce and Self Service

Applications. We believe Mr. Schireson’s qualifications to sit on our Board of Directors include his experience as a technology executive and Chief Executive Officer, his deep experience in software and his technical expertise.

Peter J. Ungaro

Mr. Ungaro, 46, has served as Chief Executive Officer and as a member of our Board since August 2005 and as President since March 2005. From September 2004 until August 2005, Mr. Ungaro served as our Senior Vice President responsible for sales, marketing and services and from August 2003 until September 2004, he served as Vice President responsible for sales and marketing. Prior to joining us, he served as Vice President, Worldwide Deep Computing Sales for IBM beginning in April 2003 and as IBM’s Vice President, Worldwide HPC Sales beginning in February 1999. He also held a variety of other sales leadership positions at IBM beginning in 1991. Mr. Ungaro received a B.A. from Washington State University. We believe Mr. Ungaro’s qualifications to sit on our Board of Directors include his many years of experience as a leader in the high performance computing industry as both a sales and operational executive, including more than nine years as our Chief Executive Officer, and his extensive sales and marketing expertise.

Proposal 2:    To Ratify the Appointment of Peterson Sullivan LLP as Our Independent Registered Public Accounting Firm for the Year Ending December 31, 2015

The Audit Committee has retained Peterson Sullivan LLP to serve as our independent registered public accounting firm to conduct an audit of our consolidated financial statements for 2015, and the Board has directed that our management submit the selection of Peterson Sullivan LLP for ratification by the shareholders at the Annual Meeting. In retaining Peterson Sullivan LLP, the Audit Committee considered carefully Peterson Sullivan LLP’s performance for us in that capacity since its retention in mid-2005, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards.

Board Recommendation:    The Board recommends that you vote “FOR” Proposal 2 to ratify the appointment of Peterson Sullivan LLP as our independent registered public accounting firm for the year ending December 31, 2015.

Selection of our independent registered public accounting firm is not required to be submitted to a vote of the shareholders for ratification. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. The Board is, however, submitting this matter to the shareholders as a matter of good corporate practice. If the shareholders fail to vote on an advisory basis in favor of ratifying this selection, the Audit Committee will reconsider whether to retain Peterson Sullivan LLP, and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if the shareholders vote on an advisory basis in favor of ratifying the appointment, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our shareholders.

Representatives of Peterson Sullivan LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Services and Fees

The following table lists the fees for services rendered by Peterson Sullivan LLP for 2013 and 2014:

Services	2013	2014
Audit Fees(1)	$475,500	$492,547
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—

Total	$475,500	$492,547

(1)	Audit services billed in 2013 and 2014 consisted of: audits of our annual consolidated financial statements, audits of our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act, reviews of our quarterly consolidated financial statements, statutory and regulatory audits, consents, comfort letters and other services related to filings with the SEC and capital-raising offerings.

(2)	No audit-related services were billed in 2013 or 2014.

(3)	No tax services were billed in 2013 or 2014.

(4)	There were no fees billed for other services in 2013 or 2014.

Peterson Sullivan LLP to date has not performed any non-audit services for us.

Audit Committee Pre-Approval Policy

All audit, tax and other services to be performed for us by our independent auditors must be pre-approved by the Audit Committee. The Audit Committee reviews the description of the services and an estimate of the anticipated costs of performing those services. Services not previously approved cannot commence until such approval has been granted. Pre-approval usually is granted at regularly scheduled meetings. If unanticipated items arise between meetings of the Audit Committee, the Audit Committee has delegated approval authority to the Chairman of the Audit Committee, in which case the Chairman communicates such pre-approvals to the full Audit Committee at its next meeting. During 2014, all services performed by Peterson Sullivan LLP were pre-approved by the Audit Committee in accordance with this policy.

Proposal 3:    Advisory Vote on the Compensation of Our Named Executive Officers

We are asking our shareholders to vote, on an advisory or non-binding basis, to approve the compensation of our Named Executive Officers as disclosed pursuant to the Compensation Discussion and Analysis beginning on page 24, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our Named Executive Officers.

Philosophy and Compensation Program

Our compensation program is designed to attract, retain and motivate the workforce required for us to achieve our strategic as well as tactical goals and create long-term value for our shareholders. The following highlights the major components of our compensation program:

Short-Term Incentives:    Our short-term incentives reward our Named Executive Officers for achieving our near-term critical, tactical, strategic and financial goals. A meaningful portion of each Named Executive Officer’s total compensation is contingent on achieving these near-term objectives.

Long-Term Incentives:    Our long-term incentives focus our Named Executive Officers on creating long- term shareholder value and, in the face of competition for top talent with companies with significantly greater resources, provide a critical retention incentive. As our key decision-makers, a substantial portion of our Named Executive Officers’ potential compensation is linked to our long-term objectives and increasing shareholder value.

Other Compensation Components:    In line with our philosophy of linking our Named Executive Officers’ compensation to the achievement of our goals and increasing shareholder value, the other components (base salary, employee benefits, our severance policy and change of control agreements) of our compensation program are deemphasized.

The short-term and long-term incentives constitute by far the largest portion of total target compensation for our Named Executive Officers. In 2014, for example, approximately 58% to 81% of the 2014 total target compensation for our Named Executive Officers was performance-based and at risk.

2014 Compensation

Given our operational and financial performance in 2013 and earlier, and in light of the compensation consultant analysis and other factors described in this Proxy Statement, the Compensation Committee:

•	Maintained base salaries for our Named Executive Officers in 2014 except for Dr. Scott and Mr. Waite (who joined us during 2014);

•

Maintained the target bonus awards (as a percentage of base salary) for our Named Executive Officers except for Dr. Scott who joined us during 2014 and except for Mr. Waite who joined us during 2014 and did not participate in any 2014 target bonus award; and

•

Granted long-term equity awards (i) in the form of stock options and restricted stock to Messrs. Ungaro, Henry and Parthasarathi and Dr. Williams and (ii) in the form of restricted stock for Dr. Scott and Mr. Waite.

Recommendation

We are asking for shareholder approval of the compensation of our Named Executive Officers as described in this Proxy Statement by voting in favor of the resolution set forth below. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this Proxy Statement.

“RESOLVED, that the shareholders approve, in a non-binding vote, the compensation of the Company’s Named Executive Officers as disclosed pursuant to the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in the Proxy Statement relating to the Company’s 2015 Annual Meeting of Shareholders.”

Even though this say-on-pay vote is advisory and therefore will not be binding on us, we value the opinions of our shareholders. Accordingly, to the extent there is a significant vote against the compensation of our Named Executive Officers, we will consider our shareholders’ concerns and the Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.

Board Recommendation:    The Board recommends that you vote “FOR” Proposal 3 to approve of the compensation of our Named Executive Officers, as disclosed in this Proxy Statement.

OTHER BUSINESS — DISCRETIONARY AUTHORITY

While the Notice of 2015 Annual Meeting of Shareholders provides for the transaction of all other business that may properly come before the Annual Meeting, including any adjournments or postponements of the Annual Meeting, the Board knows of no matters to be brought before the Annual Meeting other than those referred to in this Proxy Statement. If, however, other matters are properly presented at the Annual Meeting, the individuals appointed as proxies will vote your shares as they determine in their discretion to be advisable.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including consolidated financial statements and schedules, forms a part of our 2014 Annual Report that was provided to shareholders with this Proxy Statement. The Annual Report is available on our website: www.cray.com under “Company Information — Investors — Proxy Materials.” Additional copies of the 2014 Annual Report on Form 10-K may be obtained without charge by writing to Ruby H. Alexander, Assistant Corporate Secretary, Cray Inc., 901 Fifth Avenue, Suite 1000, Seattle, WA 98164.

By order of the Board of Directors,

Michael C. Piraino
Corporate Secretary

Seattle, Washington

April 23, 2015

CRAY INC.

901 FIFTH AVENUE, STE.1000 SEATTLE, WA 98164 ATTN: LEGAL DEPARTMENT

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on the cut-off date or the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on the cut-off date or the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M91025-P63765-Z65162 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

CRAY INC. For Withhold For All To withhold authority to vote for any individual

All All Except nominee(s), mark “For All Except” and write the

The Board of Directors recommends that you number(s) of the nominee(s) on the line below.

vote FOR the following nominees:

1. Election of Directors, each to serve a one-year term.

Nominees:

01) Prithviraj Banerjee 05) Daniel C. Regis

02) Martin J. Homlish 06) Stephen C. Richards

03) Stephen C. Kiely 07) Max L. Schireson

04) Sally G. Narodick 08) Peter J. Ungaro

The Board of Directors recommends that you vote FOR the following proposals: For Against Abstain

2. To ratify the appointment of Peterson Sullivan LLP as our independent registered public accounting ?rm for the year ending December 31, 2015.

3. To vote, on an advisory or non-binding basis, to approve the compensation of our Named Executive Of?cers.

NOTE: Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,

administrator, or other ?duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized of?cer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M91026-P63765-Z65162

CRAY INC.

Annual Meeting of Shareholders June 10, 2015, 3:00 PM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Peter J. Ungaro and Brian C. Henry, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of CRAY INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 3:00 PM, PDT, on June 10, 2015, at 901 Fifth Avenue, Fifth Avenue Conference Room, Seattle, WA 98164, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse